CREDIT AGREEMENT

                        Dated as of November 17, 2000


THIS CREDIT AGREEMENT is made by and among:

(i) THE CONNECTICUT LIGHT AND POWER COMPANY, a corporation organized under the laws of the State of Connecticut ("CL&P");

(ii) WESTERN MASSACHUSETTS ELECTRIC COMPANY, a corporation organized under the laws of the Commonwealth of Massachusetts ("WMECO"; CL&P and WMECO each being a "Borrower" and collectively, the "Borrowers");

(iii) The financial institutions (the "Banks") listed on the signature pages hereof and the other Lenders (as hereinafter defined) from time to time party hereto; and

(iv) CITIBANK, N.A. ("Citibank"), as Administrative Agent for the Lenders hereunder.

                           PRELIMINARY STATEMENT

     The Borrowers have requested the Banks to provide the credit facility hereinafter described in the amounts and on the terms and conditions set forth herein. The Banks have so agreed on the terms and conditions set forth herein, and the Administrative Agent has agreed to act as agent for the Lenders on such terms and conditions.

     Based upon the foregoing and subject to the terms and conditions set forth in this Agreement, the parties hereto hereby agree as follows:


                               ARTICLE I
                     DEFINITIONS AND ACCOUNTING TERMS

SECTION I.01.    Certain Defined Terms.

     As used in this Agreement, the following terms shall have the following meanings (such meanings to be applicable to the singular and plural forms of the terms defined):

"Administrative Agent" means Citibank, in its capacity as administrative agent hereunder, or any successor thereto as provided herein.

"Advance" means a Contract Advance.

"Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling (including, but not limited to, all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another entity if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

"Agreement" means this Credit Agreement, as the same may be modified, amended and/or supplemented pursuant to the terms hereof.

"Applicable Commitment Fee Rate" means, for each Borrower for any day, the percentage per annum set forth below in effect on such day, determined on the basis of the Applicable Rating Level of such Borrower:

Applicable Commitment Fee Rate

Applicable Rating Level      Percentage (%)
Level I                         0.125
Level II                        0.150
Level III                       0.200
Level IV                        0.375
Level V                         0.500

Any change in the Applicable Commitment Fee Rate caused by a change in the Applicable Rating Level shall take effect at the time such change in the Applicable Rating Level shall occur.

"Applicable Lending Office" means, with respect to each Lender:

     (i) in the case of any Contract Advance, (A) such Lender's "Eurodollar Lending Office" in the case of a Eurodollar Rate Advance or (B) such Lender's "Domestic Lending Office" in the case of a Base Rate Advance, in each case as specified opposite such Lender's name on Schedule I hereto or in the Lender Assignment pursuant to which it became a Lender; or

     (ii) in each case, such other office of such Lender as such Lender may from time to time specify in writing to the Borrowers and the Administrative Agent.

"Applicable Margin" means, for each Borrower, for any day for any outstanding Contract Advance, the percentage per annum set forth below in effect on such day, determined on the basis of the Applicable Rating Level for such
Borrower:

                   Applicable Margin Percentage

Level I   Rating Level

Eurodollar Rate Advances  0.750

Utilization Margin for Eurodollar Rate Advances  0.125

Base Rate Advances  0.000

Utilization Margin for Base Rate Advances  0.000


Level II   Rating Level

Eurodollar Rate Advances  0.875

Utilization Margin for Eurodollar Rate Advances  0.125

Base Rate Advances  0.000

Utilization Margin for Base Rate Advances  0.000


Level III   Rating Level

Eurodollar Rate Advances  1.125

Utilization Margin for Eurodollar Rate Advances  0.125

Base Rate Advances  0.125

Utilization Margin for Base Rate Advances  0.125


Level IV   Rating Level

Eurodollar Rate Advances  1.750

Utilization Margin for Eurodollar Rate Advances  0.000

Base Rate Advances  0.750

Utilization Margin for Base Rate Advances  0.000


Level V   Rating Level

Eurodollar Rate Advances  2.250

Utilization Margin for Eurodollar Rate Advances  0.000

Base Rate Advances  1.250

Utilization Margin for Base Rate Advances  0.000

provided, that (x) the Applicable Margin for Eurodollar Rate Advances shall be increased by the rate per annum set forth above under the caption "Utilization Margin for Eurodollar Rate Advances" that corresponds to the Applicable Rating Level used to determine such Applicable Margin and (y) the Applicable Margin for Base Rate Advances shall be increased by the rate per annum set forth above under the caption "Utilization Margin for Base Rate Advances" that corresponds to the Applicable Rating Level used to determine such Applicable Margin, in any case, during any period in which the total principal amount of outstanding Advances is greater than one-third of the Total Commitment. Any change in the Applicable Margin caused by a change in the Applicable Rating Level shall take effect at the time such change in the Applicable Rating Level shall occur.

"Applicable Rate" means, with respect to any Advance made to either Borrower, either of (i) the Base Rate from time to time applicable to such Advance plus the Applicable Margin, or (ii) the Eurodollar Rate from time to time applicable to such Advance plus the Applicable Margin.

"Applicable Rating Level" for each Borrower, shall be determined at any time and from time to time on the basis of the ratings assigned by S&P and Moody's to such Borrower's senior secured long-term Debt (the "Rated Debt") (except as provided below) in accordance with the following:

                    Applicable Rating Level

                    S&P                   Moody's
Level I             BBB+ or higher        Baa1 or higher
Level II            BBB                   Baa2
Level III           BBB-                  Baa3
Level IV            BB+                   Ba1
Level V             BB or lower           Ba2 or lower

In the event that the rating assigned by S&P to either Borrower's Rated Debt and the rating assigned by Moody's to such Borrower's Rated Debt do not correspond to the same Applicable Rating Level, then the lower of the two ratings shall determine the Applicable Rating Level. The Applicable Rating Level shall be redetermined as and when any change in the ratings used in the determination thereof shall be announced by S&P or Moody's, as the case may be.

If either Moody's or S&P shall cease to issue or maintain a rating on a Borrower's Rated Debt while the same is outstanding, then the Applicable Rating Level shall be Level V. If either Moody's or S&P shall have ceased to issue or maintain a rating on a Borrower's Rated Debt because no such Rated Debt is outstanding, the rating assigned by such agency to such Borrower's unsecured, senior, non-credit enhanced, long-term Debt, or, if no such rating has been assigned, to such Borrower's general corporate obligations (such alternative ratings, the "Alternate Reference Ratings") shall be used (together with the applicable rating issued by the other ratings agency) to determine the Applicable Rating Level; provided, that if the Applicable Rating Level would be lowered solely as a result of being determined on the basis of an Alternative Reference Rating (and not, for example, as a result of any deterioration in the financial condition, operations, creditworthiness, properties or prospects of such Borrower, as determined on the basis of public announcements by Moody's or S&P, as applicable), then the Applicable Rating Level theretofore in effect shall remain in force until such Alternative Reference Rating is next raised, lowered or confirmed (following analysis, as evidenced by a formal announcement to the effect that such rating is confirmed) by S&P or Moody's, as the case may be.

"Available Commitment" means, for each Lender, the unused portion of such Lender's Commitment (which shall be equal to the excess, if any, of such Lender's Commitment over such Lender's Contract Advances outstanding).

"Available Commitments" shall refer to the aggregate of the Lenders' Available Commitments hereunder.

"Banks" has the meaning assigned to that term in the caption to this Agreement.

"Base Rate" means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time which rate per annum shall at all times be equal to the highest of:

(a) the rate of interest announced publicly by the Administrative Agent in its principal place of business from time to time as the Administrative Agent's base rate;

(b) 1/2 of one percent per annum above the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, adjusted to the nearest 1/32 of one percent (the "CD Rate"); and

(c) 1/2 of one percent per annum above the Federal Funds Rate in effect from time to time.

If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the CD Rate or the Federal Funds Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms thereof, the Base Rate shall be determined without regard to clause (b) of the first sentence of this definition, in the event the Administrative Agent is unable to ascertain the CD Rate, and clause (c) of the first sentence of this definition, in the event the Administrative Agent is unable to ascertain the Federal Funds Rate, until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Administrative Agent's base rate, the CD Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Administrative Agent's base rate, the CD Rate or the Federal Funds Rate, respectively.

"Base Rate Advance" means a Contract Advance in respect of which a Borrower has selected in accordance with Article III hereof, or this Agreement provides for, interest to be computed on the basis of the Base Rate.

"Borrower" or "Borrowers" has the meaning assigned to that term in the caption to this Agreement.

"Borrower Sublimit" means: (i) with respect to CL&P, $200,000,000 and
(ii) with respect to WMECO, $150,000,000.

"Borrowing" means a Contract Borrowing.

"Business Day" means a day of the year on which banks are not required or authorized to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

"Change of Control" means (a) any Person or "group" (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended), other than Consolidated Edison, Inc., shall either (1) acquire beneficial ownership of more than 50% of any outstanding class of common stock of NU having ordinary voting power in the election of directors of NU or (2) obtain the power (whether or not exercised) to elect a majority of NU's directors or
(b) except as a result of the acquisition of NU by Consolidated Edison, Inc., the Board of Directors of NU shall not consist of a majority of Continuing Directors. For purposes of this definition, the term "Continuing Directors" means directors of NU on the Closing Date and each other director of NU, if such other director's nomination for election to the Board of Directors of NU is recommended by a majority of the then Continuing Directors.

"Citibank" has the meaning assigned to that term in the caption to this Agreement.

"CL&P" has the meaning assigned to that term in the caption to this Agreement.

"CL&P Indenture" has the meaning assigned to that term in Section 7.02(a)(ii) hereof.

"Closing Date" has the meaning assigned to that term in Section 5.01 hereof.

"Collateral" means the open-end second mortgages granted by each Borrower on such Borrower's interests in the Millstone Unit No. 2 and Millstone Unit
No. 3 nuclear units.

"Collateral Agent" means Citibank, in its capacity as collateral agent, or any successor thereto as provided in the Collateral Agency Agreement.

"Collateral Agency Agreement" means the Collateral Agency Agreement in substantially the form of Exhibit 1.01B hereto, as the same may be amended, supplemented or otherwise modified from time to time.

"Commitment" means, for each Lender, the aggregate amount set forth opposite such Lender's name on the signature pages hereof or, if such Lender has entered into one or more Lender Assignments, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 10.07(c), in each such case as such amount may be reduced from time to time pursuant to
Section 2.03 hereof. "Commitments" shall refer to the aggregate of the Lenders' Commitments hereunder.

"Common Equity" means, at any date for any Borrower, an amount equal to the sum of the aggregate of the par value of, or stated capital represented by, the outstanding common shares of such Borrower and its Subsidiaries and the surplus, paid-in, earned and other capital, if any, of such Borrower and its Subsidiaries, in each case as determined on a consolidated basis in accordance with generally accepted accounting principles.

"Confidential Information" has the meaning assigned to that term in
Section 10.08 hereof.

"Consolidated EBIT" means, for any Borrower for any period (as determined on a consolidated basis in accordance with generally accepted accounting principles), the Borrower's and its Subsidiaries' net income for such period, adjusted as follows:

(i) increased by the amount of federal and state income taxes to the extent deducted in the computation of such Borrower's and/or its Subsidiaries' consolidated net income for such period;

(ii) increased by the amount of Consolidated Interest Expense deducted in the computation of the Borrower's and/or its Subsidiaries' consolidated net income for such period;

(iii) increased by the amount of dividends on preferred stock deducted in the computation of the Borrower's and/or its Subsidiaries' consolidated net income for such period;

(iv) decreased (increased) by the gain (loss) on asset sales done outside the ordinary course of business by the Borrower and/or its Subsidiaries to the extent such gains (losses) are not offset by increases (decreases) in amortization of regulatory assets, and to the extent such gain (loss) is included in the computation of the Borrower's and/or its Subsidiaries' consolidated net income for such period; and

(v) decreased by the amount of revenues accrued by the Borrower and/or its Subsidiaries related to interest on Stranded Cost Recovery Obligations of the Borrower and/or its Subsidiaries, and increased by the amount of operating expenses accrued by the Borrower and/or its Subsidiaries related to interest on Stranded Cost Recovery Obligations of the Borrower and/or its Subsidiaries, in each case to the extent included in the computation of the Borrower's and/or its Subsidiaries' consolidated net income for such period.

"Consolidated Interest Expense" means, for any Borrower, for any period, the aggregate amount of any interest required to be paid during such period by such Borrower and its Subsidiaries on Debt (including the current portion thereof) (as determined on a consolidated basis in accordance with generally accepted accounting principles), excluding interest required to be paid on the Stranded Cost Recovery Obligations of such Borrower.

"Contract Advance" means an advance by a Lender to either Borrower pursuant to Article III hereof, and refers to a Eurodollar Rate Advance or a Base Rate Advance (each of which shall be a "Type" of Contract Advance). For purposes of this Agreement, all Contract Advances of a Lender (or portions thereof) of the same Type and Interest Period, if any, made or converted on the same day to the same Borrower shall be deemed to be a single Advance by such Lender until repaid.

"Contract Borrowing" means a borrowing consisting of one or more Contract Advances of the same Type and Interest Period, if any, made to the same Borrower on the same Business Day by the Lenders, ratably in accordance with their respective Commitments. A Contract Borrowing may be referred to herein as being a "Type" of Contract Borrowing, corresponding to the Type of Contract Advances comprising such Borrowing. For purposes of this Agreement, all Contract Advances of the same Type and Interest Period, if any, made or converted on the same day to the same Borrower shall be deemed a single Contract Borrowing hereunder until repaid.

"Contract Note" means a promissory note of either Borrower payable to the order of a Lender, in substantially the form of Exhibit 1.01A hereto, evidencing the aggregate indebtedness of such Borrower to such Lender resulting from the Contract Advances made by such Lender to such Borrower.

"Debt" means, for any Person, without duplication, (i) indebtedness of such Person for borrowed money, including but not limited to obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (excluding Stranded Cost Recovery Obligations which are non-recourse to such Person), (ii) obligations of such Person to pay the deferred purchase price of property or services (excluding any obligation of such Person to the United States Department of Energy or its successor with respect to disposition of spent nuclear fuel burned prior to April 3, 1983),
(iii) obligations of such Person as lessee under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, (iv) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (iii), above, and (v) liabilities in respect of unfunded vested benefits under ERISA Plans.

"Disclosure Documents" means, for either Borrower: (i) such Borrower's Annual Report on Form 10-K for the fiscal year ended December 31, 1999; (ii) its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31 and June 30, 2000; and (iii) the Information Memorandum.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

"ERISA Affiliate" means, with respect to any Person, any trade or business (whether or not incorporated) which is a "commonly controlled entity" of such Person within the meaning of the regulations under Section 414 of the Internal Revenue Code of 1986, as amended from time to time.

"ERISA Multiemployer Plan" means a "multiemployer plan" subject to Title IV of ERISA.

"ERISA Plan" means an employee benefit plan (other than a ERISA Multiemployer
Plan) maintained for employees of any Borrower or any ERISA Affiliate thereof and covered by Title IV of ERISA.

"ERISA Plan Termination Event" means (i) a Reportable Event described in
Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30-day notice to the PBGC under such regulations) with respect to an ERISA Plan or an ERISA Multiemployer Plan, or (ii) the withdrawal of any Borrower or any of its ERISA Affiliates from an ERISA Plan or an ERISA Multiemployer Plan during a plan year in which it was a "substantial employer" as defined in
Section 4001(a)(2) of ERISA, or (iii) the filing of a notice of intent to terminate an ERISA Plan or an ERISA Multiemployer Plan or the treatment of an ERISA Plan amendment as a termination or of an ERISA Multiemployer Plan amendment as a termination under Section 4041 of ERISA, or (iv) the institution of proceedings to terminate an ERISA Plan or an ERISA Multiemployer Plan by the PBGC, or (v) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any ERISA Plan or ERISA Multiemployer Plan.

"Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

"Eurodollar Rate" means, for each Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing, an interest rate per annum equal to the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rates per annum at which deposits in U.S. dollars are offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 a.m. (London time) two Business Days before the first day of such Interest Period in the amount of $1,000,000 and for a period equal to such Interest Period. The Eurodollar Rate for the Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing shall be determined by the Administrative Agent on the basis of applicable rates furnished to and received by the Administrative Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of Sections 3.05(d) and 4.03(g).

"Eurodollar Rate Advance" means a Contract Advance in respect of which a Borrower has selected in accordance with Article III hereof, or this Agreement provides for, interest to be computed on the basis of the Eurodollar Rate.

"Eurodollar Reserve Percentage" of any Lender or its subparticipant, for each Interest Period for each Eurodollar Rate Advance, means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under Regulation D or other regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement, without benefit of or credit for proration, exemptions or offsets) for such Lender or its subparticipant with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

"Event of Default" has the meaning specified in Section 8.01 hereof.

"Existing Credit Facility" means the credit facility provided to the Borrowers under the Credit Agreement, dated as of November 19, 1999, among CL&P, WMECO, the lenders party thereto and Citibank, as administrative agent for the lenders thereunder.

"Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

"Fee Letter" means that certain Fee Letter dated November 13, 2000 among Citibank, Salomon Smith Barney, Inc., Barclays Bank PLC, Union Bank of California, N.A., Banc One Capital Markets, Inc., NU, CL&P and WMECO.

"FERC" means the Federal Energy Regulatory Commission.

"Financial Statements" means (A) with respect to CL&P, (i) the audited consolidated balance sheet of CL&P as at December 31, 1999, (ii) the unaudited consolidated balance sheet of CL&P as at June 30, 2000, (iii) the audited consolidated statements of income and cash flows of CL&P for the Fiscal Year ended December 31, 1999 and (iv) the unaudited consolidated statements of income and cash flows of CL&P for the 6-month period ended June 30, 2000, in each case as included in CL&P's Annual Report on Form 10-K for the Fiscal Year ended December 31, 1999 or Quarterly Report on Form 10-Q for the Fiscal Quarter ended June 30, 2000, and (B), with respect to WMECO,
(i) the audited balance sheet of WMECO as at December 31, 1999, (ii) the unaudited balance sheet of WMECO as at June 30, 2000, (iii) the audited statements of income and cash flows of WMECO for the Fiscal Year ended December 31, 1999 and (iv) the unaudited statements of income and cash flows of WMECO for the 6-month period ended June 30, 2000, in each case as included in WMECO's Annual Report on Form 10-K for the Fiscal Year ended December 31, 1999 or Quarterly Report on Form 10-Q for the Fiscal Quarter ended June 30, 2000.

"First Mortgage Bonds" means any bond, however designated, entitled to the benefits of a First Mortgage Indenture.

"First Mortgage Indenture" means, with respect to CL&P, the CL&P Indenture or any successor thereto or replacement thereof; and with respect to WMECO, the WMECO Indenture or any successor thereto or replacement thereof.

"Fiscal Quarter" means a period of three calendar months ending on the last day of March, June, September or December, as the case may be.

"Fiscal Year" means a period of twelve calendar months ending on the last day of December.

"Fraction" means, in respect of any Borrower as determined at any time, a fraction, the numerator of which shall be the Borrower Sublimit of such Borrower at such time, and the denominator of which shall be the sum of the Borrower Sublimits of both Borrowers at such time.

"Governmental Approval" means any authorization, consent, approval, license, permit, certificate, exemption of, or filing or registration with, any governmental authority or other legal or regulatory body (including, without limitation, the Securities and Exchange Commission, the FERC, the Nuclear Regulatory Commission, the Connecticut Department of Public Utility Control and the Massachusetts Department of Telecommunications and Energy), required in connection with either (i) the execution, delivery or performance of any Loan Document, (ii) the grant and perfection of any security interest, lien or mortgage contemplated by the Loan Documents, or (iii) the nature of a Borrower's or any Subsidiary's business as conducted or the nature of the property owned or leased by it.

"Hazardous Substance" means any waste, substance or material identified as hazardous, dangerous or toxic by any office, agency, department, commission, board, bureau or instrumentality of the United States of America or of the State or locality in which the same is located having or exercising jurisdiction over such waste, substance or material.

"Indemnified Person" has the meaning assigned to that term in
Section 10.04(b) hereof.

"Information Memorandum" means the confidential Information Memorandum, dated October 2000, regarding the credit facility to be provided to the Borrowers hereunder, as distributed to the Administrative Agent and the Lenders, including, without limitation, all schedules and attachments hereto.

"Interest Period" has the meaning assigned to that term in Section 3.05(a) hereof.

"Lender Assignment" means an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit 10.07 hereto.

"Lenders" means the financial institutions listed on the signature pages hereof, and each assignee that shall become a party hereto pursuant to
Section 10.07.

"Lien" means, with respect to any asset or property, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset or property. For the purposes of this Agreement, a Person or any of its Subsidiaries shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

"Loan Documents" means this Agreement, the Notes, the Collateral Agency Agreement and the Mortgages.

"Majority Lenders" means on any date of determination, Lenders who, collectively, on such date (i) have Percentages in the aggregate of at least 66-2/3% and (ii) if the Commitments have been terminated, hold at least 66-2/3% of the then aggregate unpaid principal amount of the Advances owing to the Lenders. Determination of those Lenders satisfying the criteria specified above for action by the Majority Lenders shall be made by the Administrative Agent and shall be conclusive and binding on all parties absent manifest error.

"Moody's" means Moody's Investors Service, Inc., or any successor thereto. "Mortgages" means the open-end second mortgages on each Borrower's interest in the Millstone Unit No. 2 and Millstone Unit No. 3 nuclear units, in the forms attached hereto as Exhibits 1.01C and 1.01D.

"Note" means a Contract Note, as may be amended, supplemented or otherwise modified from time to time.

"Notice of Contract Borrowing" has the meaning assigned to that term in
Section 3.01 hereof.

"NU" means Northeast Utilities, an unincorporated voluntary business association organized under the laws of the Commonwealth of Massachusetts.

"NU System Money Pool" means the money pool described in the application/declaration, as amended, of NU and certain of its Subsidiaries filed with the Securities and Exchange Commission in File No. 70-8875, as amended from time to time.

"NUSCO" means Northeast Utilities Service Company, a Connecticut corporation.

"PBGC" means the Pension Benefit Guaranty Corporation (or any successor entity) established under ERISA.

"Percentage" means, in respect of any Lender on any date of determination, the percentage obtained by dividing such Lender's Commitment on such day by the total of the Commitments on such day, and multiplying the quotient so obtained by 100%.

"Person" means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

"Recipient" has the meaning assigned to that term in Section 10.08 hereof.

"Reference Banks" means Citibank, Fleet National Bank and The Toronto Dominion Bank, and any other bank or financial institution designated by the Borrowers and the Administrative Agent with the approval of the Majority Lenders to act as a Reference Bank hereunder.

"Regulatory Asset" means, with respect to CL&P or WMECO, an intangible asset established by statute, regulation or regulatory order or similar action of a utility regulatory agency having jurisdiction over CL&P or WMECO, as the case may be, and included in the rate base of CL&P or WMECO, as the case may be, with the intention that such asset be amortized by rates over time.

"S&P" means Standard and Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

"SEC Borrowing Limit" means, for any Borrower on any date, the short-term debt borrowing limit prescribed by the Securities and Exchange Commission applicable to such Borrower on such date.

"Securitization Date" means, with respect to each Borrower, the date on which such Borrower or any Subsidiary thereof receives the proceeds of stranded cost recovery bonds.

"Stranded Cost Recovery Obligations" means, with respect to any Person, such Person's obligations to make principal, interest or other payments to the issuer of stranded cost recovery bonds pursuant to a loan agreement or similar arrangement whereby the issuer has loaned the proceeds of such bonds to such Person.

"Subsidiary" shall mean, with respect to any Person (the "Parent"), any corporation, association or other business entity of which securities or other ownership interests representing 50% or more of the ordinary voting power are, at the time as of which any determination is being made, owned or controlled by the Parent or one or more Subsidiaries of the Parent or by the Parent and one or more Subsidiaries of the Parent.

"Termination Date" means the earliest to occur of (i) November 16, 2001, or such later date to which the Termination Date shall be extended in accordance with Section 2.04, (ii) the date of termination or reduction in whole of the Commitments pursuant to Section 2.03 or 8.02 or (iii) the date of acceleration of all amounts payable hereunder pursuant to Section 8.02.

"Total Capitalization" means, at any date for any Borrower, the sum of (i) the aggregate principal amount of all long-term and short-term Debt (including the current portion thereof) of such Borrower and its Subsidiaries, (ii) the aggregate of the par value of, or stated capital represented by, the outstanding shares of all classes of common and preferred shares of such Borrower and its Subsidiaries and (iii) the consolidated surplus of such Borrower and its Subsidiaries, paid-in, earned and other capital, if any, in each case as determined on a consolidated basis in accordance with generally accepted accounting principles consistent with those applied in the preparation of such Borrower's Financial Statements.

"Total Commitment" means $350,000,000, or such lesser amount from time to time as shall equal the sum of the Commitments.

"Type" has the meaning assigned to such term (i) in the definition of "Contract Advance" when used in such context and (ii) in the definition of "Contract Borrowing" when used in such context.

"Unmatured Default" means the occurrence and continuance of an event which, with the giving of notice or lapse of time or both, would constitute an Event of Default.

"WMECO" has the meaning assigned to that term in the caption to this Agreement.

"WMECO Indenture" has the meaning assigned to that term in
Section 7.02(a)(iii) hereof.

SECTION  I.02.   Computation of Time Periods.

In the computation of periods of time under this Agreement, any period of a specified number of days or months shall be computed by including the first day or month occurring during such period and excluding the last such day or month. In the case of a period of time "from" a specified date "to" or "until" a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".

SECTION  I.03.   Accounting Terms; Financial Statements.

All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles applied on a basis consistent with the application employed in the preparation of the Financial Statements. All references contained herein to any Borrower's Annual Report on Form 10-K in respect of a Fiscal Year or Quarterly Report on Form 10-Q in respect of a Fiscal Quarter shall be deemed to include any exhibits and schedules thereto, including without limitation in the case of any Annual Report on Form 10-K, any "Annual Report" of such Borrower referred to therein.

SECTION  I.04.   Computations of Outstandings.

Whenever reference is made in this Agreement to the principal amount of Advances outstanding under this Agreement to one or both Borrowers on any date, such reference shall refer to the aggregate principal amount of all such Advances to such Borrower(s) outstanding on such date after giving effect to (i) all Advances to be made to such Borrower(s) on such date and the application of the proceeds thereof and (ii) any repayment or prepayment of Advances on such date by such Borrower(s).

                              ARTICLE II
                             COMMITMENTS

SECTION  I.05.   The Commitments.

(a) Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Advances to the Borrowers from time to time on any Business Day during the period from the Closing Date until the Termination Date, in an aggregate amount not to exceed on any day such Lender's Available Commitment. Within the limits of such Lender's Available Commitment and such Borrower's Borrower Sublimit, each Borrower may request Advances hereunder, repay or prepay Advances and utilize the resulting increase in the Available Commitments for further Advances in accordance with the terms hereof.

(b) In no event shall any Borrower be entitled to request or receive any Advance under subsection (a) that would cause the aggregate principal amount advanced pursuant thereto to exceed the Available Commitments. In no event shall any Borrower be entitled to request or receive any Advance that would cause the total principal amount of all Advances outstanding hereunder to exceed the Total Commitment, or that would cause the aggregate principal amount of all Advances outstanding to or requested by such Borrower to exceed such Borrower's Borrower Sublimit. In no event shall any Borrower be entitled to request or receive any Advance that, when aggregated with all other Advances outstanding to or requested by such Borrower and all other short-term debt of such Borrower, would exceed such Borrower's SEC Borrowing Limit as then in effect.

SECTION  I.06.   Fees.

(a) Each Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee (the "Commitment Fee") on the amount of such Lender's Available Commitment multiplied by such Borrower's Fraction, at the Applicable Commitment Fee Rate for such Borrower, from the date of this Agreement, in the case of each Bank, and from the effective date specified in the Lender Assignment pursuant to which it became a Lender, in the case of each other Lender, until the Termination Date. The Commitment Fee payable by each Borrower shall be calculated and accrued daily and shall be payable quarterly in arrears on the last day of each December, March, June and September, commencing the first such date following the Closing Date, with final payment payable on the Termination Date.

(b) The Borrowers further agree to pay the fees specified in the Fee Letter that are for their account, together with such other fees as may be separately agreed to by the Borrowers and the Administrative Agent or its Affiliates.

SECTION  I.07.   Reduction of the Commitments; Borrower Sublimits.

(a) Each Borrower may, at any time, severally and without the consent of the other Borrower, by providing at least three Business Days' prior written notice to the Administrative Agent, terminate in whole or reduce in part its Borrower Sublimit; provided, that any such partial reduction shall be in a minimum aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof. Each such notice of termination or reduction shall be irrevocable. In no event shall either Borrower be entitled to increase its Borrower Sublimit without the consent of all of the Lenders.

(b) The Borrower Sublimit of CL&P will be permanently reduced by $50,000,000 to $150,000,000 on the fifth Business Day following CL&P's Securitization Date. The Borrower Sublimit of WMECO will be permanently reduced by $50,000,000 to $100,000,000 on the fifth Business Day following WMECO's Securitization Date.

(c)  Each reduction in a Borrower's Borrower Sublimit pursuant to this
Section 2.03 shall result in a like reduction in the Commitments on a pro rata basis with respect to each Lender.

SECTION  I.08.   Extension of the Termination Date.

(a) Unless the Termination Date shall have previously occurred in accordance with its terms, at least 45 days but not more than 60 days before the Termination Date, as then in effect, the Borrowers may jointly, by notice to the Administrative Agent (any such notice being irrevocable), request the Administrative Agent and the Lenders to extend the Termination Date for a period of 364 days. If the Borrowers shall make such request, the Administrative Agent shall promptly inform the Lenders thereof and, no later than 30 days prior to the Termination Date as then in effect, the Administrative Agent shall notify the Borrowers in writing if the Lenders consent to such request and the conditions of such consent (including conditions relating to legal documentation and evidence of the obtaining of all necessary governmental approvals). The granting of any such consent shall be in the sole and absolute discretion of each Lender, and, if any Lender shall not so notify the Administrative Agent or, if the Administrative Agent shall not so notify the Borrowers, such lack of notification shall be deemed to be a determination not to consent to such request. No such extension shall occur unless all of the Lenders consent in writing thereto (or if less than all the Lenders consent thereto, unless one or more other existing Lenders, or one or more other banks and financial institutions acceptable to the Borrowers and the Administrative Agent, agree to assume all of the Commitments of the non-consenting Lenders).


                             ARTICLE III
                          CONTRACT ADVANCES

SECTION  I.09.   Contract Advances.

(a) More than one Contract Borrowing may be made on the same Business Day. Each Contract Borrowing shall consist of Contract Advances of the same Type and Interest Period made to the same Borrower on the same Business Day by the Lenders ratably according to their respective Commitments. Each Contract Borrowing shall be made on notice in substantially the form of Exhibit 3.01 hereto (a "Notice of Contract Borrowing"), delivered by the Borrower requesting such Contract Borrowing to the Administrative Agent, by hand or facsimile, not later than 11:00 a.m. (New York City time) (i) in the case of Eurodollar Rate Advances, on the third Business Day prior to the date of the proposed Borrowing and (ii) in the case of Base Rate Advances, on the day of the proposed Borrowing. Upon receipt of a Notice of Contract Borrowing, the Administrative Agent shall notify the Lenders thereof promptly on the day so received. Each Notice of Contract Borrowing shall specify therein: (i) the requested (A) date of such Borrowing, (B) principal amount and Type of Advances comprising such Borrowing and (C) initial Interest Period for such Advances; (ii) the identity of the Borrower requesting such proposed Borrowing and (iii) the Borrower Sublimit applicable to such Borrower on the proposed date of such proposed Borrowing and the aggregate amount of Advances to be outstanding to such Borrower on such date after giving effect to such proposed Borrowing. Each proposed Borrowing shall be subject to the satisfaction of the conditions precedent thereto as set forth in Article V hereof.

SECTION  I.10.   Terms Relating to the Making of Contract Advances.

(a) Notwithstanding anything in Section 3.01 above to the contrary: at no time shall more than twelve different Contract Borrowings be

(i)  outstanding hereunder;

(ii) each Contract Borrowing hereunder which is to be comprised of Base Rate Advances shall be in an aggregate principal amount of not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof, or such lesser amount as shall be equal to the total amount of the Available Commitments on such date, after giving effect to all other Contract Borrowings to be made to, or repaid or prepaid by, the relevant Borrower on such date; and

(iii) each Contract Borrowing hereunder which is to be comprised of Eurodollar Rate Advances shall be in an aggregate principal amount of not less than $5,000,000 or an increment of $1,000,000 in excess thereof.

(b) Each Notice of Borrowing shall be irrevocable and binding on the Borrower requesting such proposed Borrowing.

SECTION  I.11.   Making of Advances.

(a) Each Lender shall, before 12:00 noon (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent's address referred to in Section 10.02, in same day funds, such Lender's portion of such Borrowing. Contract Advances shall be made by the Lenders ratably in accordance with their several Commitments. After the Administrative Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article V, the Administrative Agent will make such funds available to the Borrower that made the request for such Borrowing at the Administrative Agent's aforesaid address.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 3.03, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower that made the request for such Borrowing a corresponding amount on such date. If and to the extent that any such Lender (a "non-performing Lender") shall not have so made such ratable portion available to the Administrative Agent, the non-performing Lender and such Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of such Borrower, the interest rate applicable at the time to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. Nothing herein shall in any way limit, waive or otherwise reduce any claims that any party hereto may have against any non-performing Lender.

(c) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

SECTION  I.12.   Repayment of Advances; Contract Notes

(a) Each Borrower shall repay the principal amount of each Advance made to it hereunder on the Termination Date.

(b) Any Lender may request that the Contract Advances made by it to either Borrower be evidenced by a Contract Note. Promptly upon receipt of such request, the relevant Borrower shall prepare, execute and deliver to such Lender (or, if requested by such Lender, to such Lender and its assignees) a Contract Note. Thereafter, the Contract Advances evidenced by such Contract Note and interest thereon shall at all times (including after assignment pursuant to Section 10.07) be represented by one or more Contract Notes payable to the order of the payee named therein.


SECTION  I.13.   Interest.

(i)  Interest Periods.

     (i) The period commencing on the date of each Advance and ending on the last day of the period selected by a Borrower with respect to such Advance pursuant to the provisions of this Section 3.05 is referred to herein as an "Interest Period". The duration of each Interest Period shall be (i) in the case of any Eurodollar Rate Advance, one, two or three months and (ii) in the case of any Base Rate Advance, the period of time beginning on the date of the making of, or the conversion of an outstanding Advance into, such Advance and ending on the last day of March, June, September or December next following the date on which such Advance was made; provided, however, that no Interest Period may be selected by any Borrower if such Interest Period would end after the Termination Date.

     (ii) Subject to the terms and conditions of this Agreement, the initial Interest Period for any Advance made to either Borrower shall be determined by such Borrower as set forth in its Notice of Contract Borrowing with respect to such Advance. Such Borrower may elect to continue or convert one or more Advances of any Type and having the same Interest Period to one or more Advances of the same or any other Type and having the same or a different Interest Period on the following terms and subject to the following conditions:

     (A) Each continuation or conversion shall be made as to all Advances comprising a single Borrowing upon written notice given by such Borrower to the Administrative Agent not later than 11:00 a.m. (New York City time) on the third Business Day prior to the date of the proposed continuation or conversion, in the case of a continuation of or conversion to a Eurodollar Rate Advance, or on the day of the proposed continuation of or conversion to a Base Rate Advance. The Administrative Agent shall notify each Lender of the contents of such notice promptly after receipt thereof. Each such notice shall specify therein the following information: (1) the date of such proposed continuation or conversion (which in the case of Eurodollar Rate Advances shall be the last day of the Interest Period then applicable to such Advances to be continued or converted), (2) the Type of, and Interest Period applicable to the Advances proposed to be continued or converted, (3) the aggregate principal amount of Advances proposed to be continued or converted, and (4) the Type of Advances to which such Advances are proposed to be continued or converted and the Interest Period to be applicable thereto.

     (B) During the continuance of an Unmatured Default, the right of the Borrowers to continue or convert Advances to Eurodollar Rate Advances shall be suspended, and all Eurodollar Rate Advances then outstanding shall be converted to Base Rate Advances on the last day of the Interest Period then in effect, if, on such day, an Unmatured Default shall be continuing.

     (C) During the continuance of an Event of Default, the right of the Borrowers to continue or convert Advances to Eurodollar Rate Advances shall be suspended, and upon the occurrence of an Event of Default, all Eurodollar Rate Advances then outstanding shall immediately, without further act by the Borrowers, be converted to Base Rate Advances.

     (D) If no notice of continuation or conversion is received by the Administrative Agent as provided in paragraph (A), above, with respect to any outstanding Advances on or before the third Business Day prior to the last day of the Interest Period then in effect for such Advances, the Administrative Agent shall treat such absence of notice as a deemed notice of continuation or conversion providing for such Advances to be continued as or converted to Base Rate Advances with an Interest Period of three months commencing on the last day of such Interest Period.

    (E) Interest Rates. Each Borrower shall pay interest on the unpaid principal amount of each Advance owing by such Borrower from the date of such Advance until such principal amount shall be paid in full, at the Applicable Rate for such Advance (except as otherwise provided in this subsection (b)), payable as follows:

     (i) Eurodollar Rate Advances. If such Advance is a Eurodollar Rate Advance, interest thereon shall be payable on the last day of the Interest Period applicable thereto and on the Termination Date; provided that during the continuance of any Event of Default, such Advance shall bear interest at a rate per annum equal at all times to 2% per annum above the Applicable Rate for such Advance for such Interest Period, or, if higher, the Applicable Margin plus 2.0% per annum above the Applicable Rate in effect from time to time for Base Rate Advances.

     (ii) Base Rate Advances. If such Advance is a Base Rate Advance, interest thereon shall be payable quarterly on the last day of each March, June, September and December and on the date such Base Rate Advance shall be paid in full; provided that during the continuance of any Event of Default, such Advance shall bear interest at a rate per annum equal at all times to 2% per annum above the Applicable Rate for such Advance for such Interest Period.

(F) Other Amounts. Any other amounts payable hereunder that are not paid when due shall (to the fullest extent permitted by law) bear interest, from the date when due until paid in full, at a rate per annum equal at all times to 2.0% per annum above the Applicable Rate in effect from time to time for Base Rate Advances, payable on demand.

(G) Interest Rate Determinations. The Administrative Agent shall give prompt notice to the Borrowers and the Lenders of the Applicable Rate determined from time to time by the Administrative Agent for each Contract Advance for each Borrower. Each Reference Bank agrees to furnish to the Administrative Agent timely information for the purpose of determining the Eurodollar Rate for any Interest Period. If any one Reference Bank shall not furnish such timely information, the Administrative Agent shall determine such interest rate on the basis of the timely information furnished by the other two Reference Banks.

SECTION  I.14.    Several Obligations

Each Borrower's obligations hereunder are several and not joint except as otherwise set forth in this Agreement. Any actions taken by or on behalf of the Borrowers jointly or simultaneously shall not result in one Borrower being held responsible for the actions, debts or liabilities of the other Borrower. Nothing contained herein shall be interpreted as requiring the Borrowers to effect Borrowings jointly.

                              ARTICLE IV
                               PAYMENTS

SECTION  I.15.   Payments and Computations.

(a) Each Borrower shall make each payment hereunder not later than 12:00 noon (New York City time) on the day when due in U.S. Dollars to the Administrative Agent at its address referred to in Section 10.02 hereof, in same day funds. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest, fees or other amounts payable to the Lenders, to the respective Lenders to whom the same are payable, for the account of their respective Applicable Lending Offices, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of a Lender Assignment and recording of the information contained therein in the Register pursuant to Section 10.07, from and after the effective date specified in such Lender Assignment, the Administrative Agent shall make all payments hereunder in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Lender Assignment shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) Each Borrower hereby authorizes the Administrative Agent and each Lender, if and to the extent payment owed to the Administrative Agent or such Lender, as the case may be, is not made when due hereunder, to charge from time to time against any or all of such Borrower's accounts with the Administrative Agent or such Lender, as the case may be, any amount so due.

(c) All computations of interest based on the Base Rate (except when determined on the basis of the Federal Funds Rate) shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be. All computations of interest and other amounts payable pursuant to
Section 4.03 shall be made by the Lender claiming such interest or other amount on the basis of a year of 360 days. All other computations of interest, including computations of interest based on the Eurodollar Rate, the Base Rate (when and if determined on the basis of the Federal Funds
Rate), and all computations of fees and other amounts payable hereunder, shall be made by the Administrative Agent on the basis of a year of 360 days. In each such case, such computation shall be made for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or other amounts are payable. Each such determination by the Administrative Agent or a Lender shall be conclusive and binding for all purposes, absent manifest error.

(d) Whenever any payment under any Loan Document shall be stated to be due, or the last day of an Interest Period hereunder shall be stated to occur, on a day other than a Business Day, such payment shall be made, and the last day of such Interest Period shall occur, on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest and fees hereunder; provided, however, that if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made, or the last day of an Interest Period for a Eurodollar Rate Advance to occur, in the next following calendar month, such payment shall be made on the next preceding Business Day and such reduction of time shall in such case be included in the computation of payment of interest hereunder.

(e) Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Lenders hereunder that such Borrower will not make such payment in full, the Administrative Agent may assume that such Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent such Borrower shall not have so made such payment in full to the Administrative Agent, such Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender, together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

SECTION  I.16.   Prepayments.

(a) No Borrower shall have any right to prepay any Contract Advances except in accordance with subsections (b) and (c), below.

(b) Any Borrower may, (i) in the case of Eurodollar Rate Advances, upon at least three Business Day's written notice to the Administrative Agent (such notice being irrevocable) and (ii) in the case of Base Rate Advances, upon notice not later than 11:00 a.m. on the date of the proposed prepayment to the Administrative Agent (such notice being irrevocable), stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given, such Borrower shall, prepay Contract Advances comprising part of the same Borrowing, in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid and any amounts owing in connection therewith pursuant to Section 4.03(d); provided, however, that each partial prepayment shall be in an aggregate principal amount not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof.

(c) If at any time, the aggregate principal amount of Advances outstanding shall exceed the Total Commitment, the Borrowers shall forthwith prepay Advances in a principal amount equal to such excess. If at any time, the aggregate principal amount of Advances outstanding to any Borrower shall exceed the Borrower Sublimit of such Borrower, such Borrower shall forthwith prepay Advances in a principal amount equal to such excess. All prepayments pursuant to this subsection (c) shall be effected from outstanding Contract Advances comprising part of the same Borrowing or Borrowings and shall be accompanied by payment of accrued interest to the date of such prepayment on the principal amount prepaid and any amounts owing in connection therewith pursuant to Section 4.03(d).

SECTION  I.17.   Yield Protection

(a) Change in Circumstances. Notwithstanding any other provision herein, if after the date hereof, the adoption of or any change in applicable law or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) shall (i) change the basis of taxation of payments to any Lender of the principal of or interest on any Eurodollar Rate Advance made by such Lender or any fees or other amounts payable under the Loan Documents (other than changes in respect of taxes imposed on the overall net income of such Lender or its Applicable Lending Office by the jurisdiction in which such Lender has its principal office or in which such Applicable Lending Office is located or by any political subdivision or taxing authority therein), or (ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement against commitments or assets of, deposits with or for the account of, or credit extended by, such Lender, or (iii) shall impose on such Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Rate Advances made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender, of agreeing to make, making or maintaining any Advance or to reduce the amount of any sum received or receivable by such Lender under any Loan Document (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender upon demand such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital. If any Lender shall have determined that any change after the date hereof in any law, rule, regulation or guideline adopted pursuant to or arising out of the July 1988 report of the Basle Committee on Banking Regulations and Supervisory Practices entitled "International Convergence of Capital Measurement and Capital Standards", or the adoption after the date hereof of any law, rule, regulation or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any Applicable Lending Office of such Lender) or any Lender's holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect (i) of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement, the Commitment of such Lender hereunder or the Advances made by such Lender pursuant hereto to a level below that which such Lender or such Lender's holding company could have achieved, but for such applicability, adoption, change or compliance (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy), or (ii) of increasing or otherwise determining the amount of capital required or expected to be maintained by such Lender or such Lender's holding company based upon the existence of this Agreement, the Commitment of such Lender hereunder, the Advances made by such Lender pursuant hereto and other similar such commitments, agreements or assets, then from time to time the Borrowers shall pay to such Lender upon demand such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction or allocable capital cost suffered.

(c) Eurodollar Reserves. Each Borrower shall pay to each Lender upon demand, so long as such Lender shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurodollar Rate Advance of such Lender to such Borrower, from the date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for the Interest Period for such Advance from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Reserve Percentage of such Lender for such Interest Period. Such additional interest shall be determined by such Lender and notified to the relevant Borrower and the Administrative Agent.

(d) Breakage Indemnity. Each Borrower shall indemnify each Lender against any loss, cost or reasonable expense which such Lender may sustain or incur as a consequence of (i) any failure by such Borrower to fulfill on the date of any Borrowing or conversion of Advances hereunder the applicable conditions precedent set forth in Articles III and V, (ii) any failure by such Borrower to borrow any, or convert any outstanding Advance into a, Eurodollar Rate Advance hereunder after a Notice of Contract Borrowing has been delivered pursuant to Section 3.01 hereof or after delivery of a notice of conversion pursuant to Section 3.05(a)(ii) hereof, (iii) any payment, prepayment or conversion of a Eurodollar Rate Advance made to such Borrower required or permitted by any other provision of this Agreement or otherwise made or deemed made on a date other than the last day of the Interest Period applicable thereto, (iv) any default in payment or prepayment of the principal amount of any Eurodollar Rate Advance made to such Borrower or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, by irrevocable notice of prepayment or otherwise) or
(v) the occurrence of any Event of Default with respect to such Borrower, including, in each such case, any loss or reasonable expense sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Advance or any part thereof as a Eurodollar Rate Advance. Such loss, cost or reasonable expense shall include an amount equal to the excess, if any, as reasonably determined by such Lender, of (A) its cost of obtaining the funds for the Eurodollar Rate Advance being paid, prepaid, converted or not borrowed for the period from the date of such payment, prepayment, conversion or failure to borrow to the last day of the Interest Period for such Advance (or, in the case of a failure to borrow, the Interest Period for such Advance which would have commenced on the date of such failure) over (B) the amount of interest (as reasonably determined by such Lender) that would be realized by such Lender in reemploying the funds so paid, prepaid, converted or not borrowed for such period or Interest Period, as the case may be. For purposes of this subsection (d), it shall be presumed that in the case of any Eurodollar Rate Advance, each Lender shall have funded each such Advance with a fixed-rate instrument bearing the rates and maturities designated in the determination of the Applicable Rate for such Advance.

(e) Notices. A certificate of each Lender setting forth such Lender's claim for compensation hereunder and the amount necessary to compensate such Lender or its holding company pursuant to subsections (a) through (d) of this
Section 4.03 shall be submitted to the Borrowers and the Administrative Agent and shall be conclusive and binding for all purposes, absent manifest error. The Borrowers or appropriate Borrower shall pay each Lender directly the amount shown as due on any such certificate within 10 days after its receipt of the same. The failure of any Lender to provide such notice or to make demand for payment under this Section 4.03 shall not constitute a waiver of such Lender's rights hereunder; provided that such Lender shall not be entitled to demand payment pursuant to subsections (a) through (d) of this
Section 4.03 in respect of any loss, cost, expense, reduction or reserve, if such demand is made more than one year following the later of such Lender's incurrence or sufferance thereof or such Lender's actual knowledge of the event giving rise to such Lender's rights pursuant to such subsections. Each Lender shall use reasonable efforts to ensure the accuracy and validity of any claim made by it hereunder, but the foregoing shall not obligate any Lender to assert any possible invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed.

(f) Change in Legality. Notwithstanding any other provision herein, if the adoption of or any change in any law or regulation or in the interpretation or administration thereof by any governmental authority charged with the administration or interpretation thereof shall make it unlawful for any Lender to make or maintain any Eurodollar Rate Advance or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Rate Advance, then, by written notice to the Borrowers and the Administrative Agent, such Lender may:

     (i) declare that Eurodollar Rate Advances will not thereafter be made by such Lender hereunder, whereupon the right of either Borrower to select Eurodollar Rate Advances for any Borrowing or conversion shall be forthwith suspended until such Lender shall withdraw such notice as provided hereinbelow or shall cease to be a Lender hereunder pursuant to
Section 10.07(g) hereof; and

     (ii) require that all outstanding Eurodollar Rate Advances be converted to Base Rate Advances, in which event all Eurodollar Rate Advances shall be automatically converted to Base Rate Advances as of the effective date of such notice as provided herein below.

Upon receipt of any such notice, the Administrative Agent shall promptly notify the other Lenders. Promptly upon becoming aware that the circumstances that caused such Lender to deliver such notice no longer exist, such Lender shall deliver notice thereof to the Borrowers and the Administrative Agent withdrawing such prior notice (but the failure to do so shall impose no liability upon such Lender). Promptly upon receipt of such withdrawing notice from such Lender (or upon such Lender assigning all of its Commitments, Advances, participation and other rights and obligations under the Loan Documents in accordance with Section 10.07(g)), the Administrative Agent shall deliver notice thereof to the Borrowers and the Lenders and such suspension shall terminate. Prior to any Lender giving notice to the Borrowers under this subsection (f), such Lender shall use reasonable efforts to change the jurisdiction of its Applicable Lending Office, if such change would avoid such unlawfulness and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender. Any notice to the Borrowers by any Lender shall be effective as to each Eurodollar Rate Advance on the last day of the Interest Period currently applicable to such Eurodollar Rate Advance; provided that if such notice shall state that the maintenance of such Advance until such last day would be unlawful, such notice shall be effective on the date of receipt by the Borrowers and the Administrative Agent.

(g) Market Rate Disruptions. If (i) fewer than two Reference Banks furnish timely information to the Administrative Agent for determining the Eurodollar Rate for Eurodollar Rate Advances in connection with any proposed Borrowing or (ii) if the Majority Lenders shall notify the Administrative Agent that the Eurodollar Rate will not adequately reflect the cost to such Majority Lenders of making, funding or maintaining their respective Eurodollar Rate Advances, the right of the Borrowers to select or receive Eurodollar Rate Advances for any Borrowing shall be forthwith suspended until the Administrative Agent shall notify the Borrowers and the Lenders that the circumstances causing such suspension no longer exist, and until such notification from the Administrative Agent, each requested Borrowing of Eurodollar Rate Advances hereunder shall be deemed to be a request for Base Rate Advances.

(h) Rights of Participants. Any participant in a Lender's interests hereunder may assert any claim for yield protection under Section 4.03 that it could have asserted if it were a Lender hereunder. If such a claim is asserted by any such participant, it shall be entitled to receive such compensation from the Borrowers as a Lender would receive in like circumstances; provided, however, that with respect to any such claim, the Borrowers shall have no greater liability to the Lender and its participant, in the aggregate, than it would have had to the Lender alone had no such participation interest been created.

(i) Liabilities of Borrowers. Each Borrower shall be liable for its pro rata share of each payment to be made by the Borrowers under subsections (a) and (b) of this Section 4.03, such pro rata share to be determined on the basis of such Borrower's Fraction; provided, however, that if and to the extent that any such liabilities are reasonably determined by the Borrowers (subject to the approval of the Administrative Agent which approval shall not be unreasonably withheld) to be directly attributable to Advances made to a specific Borrower, only such Borrower shall be liable for such payments. In the event that one Borrower fails to pay its portion of the payments to be made by the Borrowers under subsection (a) or (b) of this Section 4.03, the other Borrower shall be liable for such payment; provided, however, that if and to the extent that any such payment is reasonably determined by the Borrowers (subject to the approval of the Administrative Agent which approval shall not be unreasonably withheld) to be directly attributable to Advances made to a specific Borrower, only such Borrower shall be liable for such payments.

SECTION  I.18.   Sharing of Payments, Etc

If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, but excluding any proceeds received by assignments or sales of participation in accordance with
Section 10.07 hereof to a Person that is not an Affiliate of the Borrowers) on account of the Advances owing to it (other than pursuant to Section 4.03 hereof) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participation in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to
(ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section 4.04 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of any such Borrower in the amount of such participation. Notwithstanding the foregoing, if any Lender shall obtain any such excess payment involuntarily, such Lender may, in lieu of purchasing participation from the other Lenders in accordance with this Section 4.04, on the date of receipt of such excess payment, return such excess payment to the Administrative Agent for distribution in accordance with Section 4.01(a).

SECTION  I.19.   Taxes.

(a) All payments by or on behalf of either Borrower under any Loan Document shall be made in accordance with Section 4.01, free and clear of and without deduction for all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Administrative Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on its overall net income, and franchise taxes imposed on it, by the jurisdiction of such Lender's Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable under any Loan Document to any Lender or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.05) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and
(iii) such Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, each Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made by such Borrower under any Loan Document or from the execution, delivery or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as "Other Taxes").

(c) Each Borrower hereby indemnifies each Lender and the Administrative Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes and any Other Taxes imposed by any jurisdiction on amounts payable under this Section 4.05) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. A Lender's claim for such indemnification shall be set forth in a certificate of such Lender setting forth in reasonable detail the amount necessary to indemnify such Lender pursuant to this subsection (c) and shall be submitted to the Borrowers and the Administrative Agent and shall be conclusive and binding for all purposes, absent manifest error. The appropriate Borrower shall pay such Lender directly the amount shown as due on any such certificate within 30 days after the receipt of same. If any Taxes or Other Taxes for which a Lender or the Administrative Agent has received payments from a Borrower hereunder shall be finally determined to have been incorrectly or illegally asserted and are refunded to such Lender or the Administrative Agent, such Lender or the Administrative Agent, as the case may be, shall promptly forward to such Borrower any such refunded amount. Each Borrower's, the Administrative Agent's and each Lender's obligations under this Section 4.05 shall survive the payment in full of the Advances.

(d) Within 30 days after the date of any payment of Taxes, the Borrower making such payment will furnish to the Administrative Agent, at its address referred to in Section 10.02, the original or a certified copy of a receipt evidencing payment thereof.

(e)  Each Lender that is not incorporated under the laws of the United
States of America or any state thereof shall, on or prior to the date it becomes a Lender hereunder, deliver to the Borrowers and the Administrative Agent such certificates, documents or other evidence, as required by the Internal Revenue Code of 1986, as amended from time to time (the "Code"), or treasury regulations issued pursuant thereto, including Internal Revenue Service Form W-8BEN or Form W-8ECI and any other certificate or statement of exemption required by Treasury Regulation Section 1.1441-1(a) or
Section 1.1441-6(c) or any subsequent version thereof, properly completed and duly executed by such Lender establishing that it is (i) not subject to withholding under the Code or (ii) totally exempt from United States of America tax under a provision of an applicable tax treaty. Each Lender shall promptly notify the Borrowers and the Administrative Agent of any change in its Applicable Lending Office and shall deliver to the Borrowers and the Administrative Agent together with such notice such certificates, documents or other evidence referred to in the immediately preceding sentence. Each Lender will use good faith efforts to apprise the Borrowers and the Administrative Agent as promptly as practicable of any impending change in its tax status that would give rise to any obligation by any Borrower to pay any additional amounts pursuant to this Section 4.05. Unless the Borrowers and the Administrative Agent have received forms or other documents satisfactory to them indicating that payments under the Loan Documents are not subject to United States of America withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Borrowers or the Administrative Agent shall withhold taxes from such payments at the applicable statutory rate in the case of payments to or for any Lender organized under the laws of a jurisdiction outside the United States of America. Each Lender represents and warrants that each such form supplied by it to the Administrative Agent and the Borrowers pursuant to this
Section 4.05, and not superseded by another form supplied by it, is or will be, as the case may be, complete and accurate.

(f)  Any Lender claiming any additional amounts payable pursuant to this
Section 4.05 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document requested by the Borrowers or to change the jurisdiction of its Applicable Lending Office if the making of such a filing or change would avoid the need for or reduce the amount of any such additional amounts which may thereafter accrue and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

                                 ARTICLE V
                            CONDITIONS PRECEDENT

SECTION  I.20.   Conditions Precedent to Effectiveness.

The obligations of the Lenders to make Advances hereunder shall not become effective until the date (the "Closing Date") on which each of the following conditions is satisfied:

(a) The Administrative Agent shall have received on or before the Closing Date the following, each dated the Closing Date, in form and substance satisfactory to the Administrative Agent and in sufficient copies for each
Lender:

     (i)  Counterparts of this Agreement, duly executed by each Borrower.

     (ii) Counterparts of the Mortgages, duly executed by the Collateral Agent and each Borrower party thereto.

     (iii) Counterparts of the Collateral Agency Agreement, duly executed by the Collateral Agent, the Borrowers and each of the Lenders.

     (iv) A certificate of the Secretary or Assistant Secretary (or analogous officer or representative) of each Borrower certifying:

(A) the names and true signatures of the officers of such Borrower authorized to sign the Loan Documents to be executed and delivered by such Borrower;

(B) that attached thereto are true and correct copies of: (1) the Articles of Incorporation and By-laws of such Borrower, together with all amendments thereto, as in effect on such date; (2) the resolutions of such Borrower's Board of Directors approving the execution, delivery and performance by such Borrower of the Loan Documents to be executed and delivered by such Borrower;
(3) all documents evidencing other necessary corporate or other similar action, if any, with respect to the execution, delivery and performance by such Borrower of the Loan Documents to be executed and delivered by such Borrower; and (4) true and correct copies of all Governmental Approvals referred to in clauses (i) and (ii) of the definition of "Governmental Approval" required to be obtained by such Borrower in connection with the execution, delivery and performance by such Borrower of the Loan Documents to be executed and delivered by such Borrower (including the required orders of the Securities and Exchange Commission and Connecticut Department of Public Utility Control); and

(C) that the resolutions referred to in the foregoing clause (B)(2) have not been modified, revoked or rescinded and are in full force and effect on such date.

     (v) A certificate signed by the Treasurer or Assistant Treasurer of each Borrower, certifying as to:


(A)   the SEC Borrowing Limit of such Borrower as in effect on the Closing
Date;

(B) the delivery to each of the Lenders, prior to the Closing Date, of true, correct and complete copies (other than exhibits thereto) of all of the Disclosure Documents; and

(C) the absence of any material adverse change in the financial condition, operations, properties or prospects of such Borrower since June 30, 2000, except as disclosed in the Disclosure Documents.

     (vi) A certificate of a duly authorized officer of each Borrower stating that (i) the representations and warranties of such Borrower contained in Section 6.01 are correct, in all material respects, on and as of the Closing Date before and after giving effect to any Advances to be made on such date and the application of the proceeds thereof, and (ii) no event has occurred and is continuing with respect to such Borrower which constitutes an Event of Default or Unmatured Default in respect of such Borrower, or would result from such initial Advances or the application of the proceeds thereof.

     (vii) Such financial, business and other information regarding each Borrower and its Subsidiaries, as any Lender shall have reasonably requested.

     (viii)  Favorable opinions of:

(A) Day, Berry & Howard, counsel to the Borrowers, in substantially the form of Exhibit 5.01A hereto and as to such other matters as any Lender may reasonably request;

(B) Jeffrey C. Miller, Assistant General Counsel of NUSCO, in substantially the form of Exhibit 5.01B hereto; and as to such other matters as any Lender may reasonably request; and

(C) King & Spalding, special New York counsel to the Administrative Agent, in substantially the form of Exhibit 5.01C hereto and as to such other matters as any Lender may reasonably request.

(ix) Irrevocable notice to the administrative agent under the Existing Credit Facility notifying such agent of the termination of the "Commitments" of the lenders thereunder, effective on or before the Closing Date.

(a) The "Commitments" under the Existing Credit Facility shall have been terminated and all amounts outstanding thereunder shall have been (or will have been, upon the first Advance and the application of the proceeds thereof on the Closing Date) paid in full.

(b) All fees and other amounts payable pursuant to Section 2.02 hereof or pursuant to the Fee Letter shall have been paid (to the extent then due and payable).

(c) The Administrative Agent shall have received such other approvals, opinions and documents as the Majority Lenders, through the Administrative Agent, shall have reasonably requested as to the legality, validity, binding effect or enforceability of this Agreement or the financial condition, operations, properties or prospects of each Borrower.

SECTION  I.21.   Conditions Precedent to All Contract Advances.

The obligation of any Lender to make any Contract Advance to either Borrower, including the initial Contract Advance to such Borrower, shall be subject to the conditions precedent that, on the date of such Contract Advance and after giving effect thereto:

(a) the following statements shall be true (and each of the giving of the applicable Notice of Contract Borrowing with respect to such Advance and the acceptance of the proceeds of such Advance without prior correction by or on behalf of such Borrower shall constitute a representation and warranty by such Borrower that on the date of such Advance such statements are true):

     (i)  the representations and warranties of such Borrower contained in
Section 6.01 of this Agreement are correct, in all material respects, on and as of the date of such Advance, before and after giving effect to such Advance and to the application of the proceeds therefrom, as though made on and as of such date;

     (ii) no Event of Default or Unmatured Default with respect to such Borrower has occurred and is continuing on or as of the date of such Advance or would result from such Advance or from the application of the proceeds thereof;

     (iii) the making of such Advance, when aggregated with all other Advances outstanding to or requested by such Borrower would not cause such Borrower's Borrower Sublimit to be exceeded; and

     (iv) the making of such Advance, when aggregated with all other Advances outstanding to or requested by such Borrower and all other outstanding short-term debt of such Borrower would not cause such Borrower's SEC Borrowing Limit then in effect to be exceeded;

(b) such Borrower shall have furnished to the Administrative Agent such other approvals, opinions or documents as any Lender may reasonably request through the Administrative Agent as to the legality, validity, binding effect or enforceability of any Loan Document.


SECTION  I.22.   Reliance on Certificates.

The Lenders and the Administrative Agent shall be entitled to rely conclusively upon the certificates delivered from time to time by officers of each Borrower as to the names, incumbency, authority and signatures of the respective persons named therein until such time as the Administrative Agent may receive a replacement certificate, in form acceptable to the Administrative Agent, from an officer of such Borrower identified to the Administrative Agent as having authority to deliver such certificate, setting forth the names and true signatures of the officers and other representatives of such Borrower thereafter authorized to act on behalf of such Borrower and, in all cases, the Lenders and the Administrative Agent may rely on the information set forth in any such certificate.


                                      ARTICLE VI
                             REPRESENTATIONS AND WARRANTIES

SECTION  I.23.  Representations and Warranties of the Borrowers.

(a)  Each Borrower represents and warrants with respect to itself as follows:
Such Borrower is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has the requisite corporate power and authority to own its property and assets and to carry on its business as now conducted and is qualified to do business in every jurisdiction where, because of the nature of its business or property, such qualification is required, except where the failure so to qualify would not have a material adverse effect on the financial condition, properties, prospects or operations of such Borrower. Such Borrower has the corporate power to execute, deliver and perform its obligations under the Loan Documents and to borrow hereunder.

(b) The execution, delivery and performance of the Loan Documents by such Borrower are within such Borrower's corporate powers, have been duly authorized by all necessary corporate or other similar action, and do not and will not contravene (i) such Borrower's, charter or by-laws, as the case may be, or any law or legal restriction or (ii) any contractual restriction binding on or affecting such Borrower or its properties.

(c) Except as disclosed in such Borrower's Disclosure Documents, such Borrower is not in violation of any law or in default with respect to any judgment, writ, injunction, decree, rule or regulation (including any of the foregoing relating to environmental laws and regulations) of any court or governmental agency or instrumentality where such violation or default would reasonably be expected to have a material adverse effect on the financial condition, properties, prospects or operations of such Borrower.

(d) There has been no material adverse development with respect to (i) such Borrower's proceedings to divest its generating assets, or (ii) any orders, plans or authorizations for recovery of its stranded assets, where any such development results, or would reasonably be expected to result, in a material adverse effect on the financial condition, properties, prospects or operations of such Borrower, other than as described in the Disclosure Documents.

(e) All Governmental Approvals referred to in clauses (i) and (ii) of the definition of "Governmental Approvals" have been duly obtained or made, and all applicable periods of time for review, rehearing or appeal with respect thereto have expired, except as described below. If the period for appeal of the order of the Securities and Exchange Commission approving the transactions contemplated hereby has not expired, the filing of an appeal of such order will not affect the validity of said transactions, unless such order has been otherwise stayed or any of the parties hereto has actual knowledge that any of such transactions constitutes a violation of the Public Utility Holding Company Act of 1935 or any rule or regulation thereunder. No such stay exists and no Borrower has any reason to believe that any of such transactions constitutes any such violation. Such Borrower has obtained or made all Governmental Approvals referred to in clause (iii) of the definition of "Governmental Approvals", except (A) those which are not yet required but which are obtainable in the ordinary course of business as and when required,
(B) those the absence of which would not materially adversely affect the financial condition, properties, prospects or operations of such Borrower and
(C) those which such Borrower is diligently attempting in good faith to obtain, renew or extend, or the requirement for which such Borrower is contesting in good faith by appropriate proceedings or by other appropriate means, in each case described in the foregoing clause (C), except as is disclosed in such Borrower's Disclosure Documents, such attempt or contest, and any delay resulting therefrom, is not reasonably expected to have a material adverse effect on the financial condition, properties, prospects or operations of such Borrower or to magnify to any significant degree any such material adverse effect that would reasonably be expected to result from the absence of such Governmental Approval.

(f) The Loan Documents to which such Borrower is a party are legal, valid and binding obligations of such Borrower enforceable against such Borrower in accordance with their respective terms; subject to the qualification, however, that the enforcement of the rights and remedies herein and therein is subject to bankruptcy and other similar laws of general application affecting rights and remedies of creditors and the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(g) The Financial Statements of such Borrower, copies of which have been provided to the Administrative Agent and each of the Lenders, fairly present in all material respects the financial condition and results of operations of such Borrower (in the case of CL&P, on a consolidated basis) at and for the period ended on the dates thereof, and have been prepared in accordance with generally accepted accounting principles consistently applied. Since June
 30, 2000, there has been no material adverse change in the consolidated (or in the case of WMECO, unconsolidated) financial condition, operations, properties or prospects of such Borrower and its Subsidiaries, if any, taken as a whole, except as disclosed in such Borrower's Disclosure Documents.

(h) There is no pending or known threatened action or proceeding (including, without limitation, any action or proceeding relating to any environmental protection laws or regulations) affecting such Borrower or its properties, before any court, governmental agency or arbitrator (i) which affects or purports to affect the legality, validity or enforceability of any Loan Document or (ii) as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, would materially adversely affect the financial condition, properties, prospects or operations of such Borrower, except, for purposes of this clause (ii) only, such as is described in such Borrower's Disclosure Documents or in Schedule II hereto.

(i) No ERISA Plan Termination Event has occurred nor is reasonably expected to occur with respect to any ERISA Plan which would materially adversely affect the financial condition, properties, prospects or operations of such Borrower taken as a whole, except as disclosed to the Lenders and consented to by the Majority Lenders in writing. Since the date of the most recent Schedule B (Actuarial Information) to the annual report of each such ERISA Plan (Form 5500 Series), there has been no material adverse change in the funding status of the ERISA Plans referred to therein, and no "prohibited transaction" (as defined in Section 4975 of the Internal Revenue Code of 1986, as amended, and in ERISA) has occurred with respect thereto that, singly or in the aggregate with all other "prohibited transactions" and after giving effect to all likely consequences thereof, would be reasonably expected to have a material adverse effect on the financial condition, properties, prospects or operations of such Borrower. Neither such Borrower nor any of its ERISA Affiliates has incurred nor reasonably expects to incur any material withdrawal liability under ERISA to any ERISA Multiemployer Plan, except as disclosed to and consented by the Majority Lenders in writing.

(j) Such Borrower has good and marketable title (or, in the case of personal property, valid title) or valid leasehold interests in its assets, except for
(i) minor defects in title that do not materially interfere with the ability of such Borrower to conduct its business as now conducted and (ii) other defects that, either individually or in the aggregate, do not materially adversely affect the financial condition, properties, prospects or operations of such Borrower. All such assets and properties are free and clear of any Lien, other than Liens permitted under Section 7.02(a) hereof.

(k) All outstanding shares of capital stock having ordinary voting power for the election of directors of such Borrower have been validly issued, are fully paid and nonassessable and are owned beneficially by NU, free and clear of any Lien. NU is a "holding company" (as defined in the Public Utility Holding Company Act of 1935, as amended).

(l) Such Borrower has filed all tax returns (Federal, state and local) required to be filed and paid taxes shown thereon to be due, including interest and penalties, or, to the extent such Borrower is contesting in good faith an assertion of liability based on such returns, has provided adequate reserves in accordance with generally accepted accounting principles for payment thereof.

(m) No exhibit, schedule, report or other written information provided by or on behalf of such Borrower or its agents to the Administrative Agent or the Lenders in connection with the negotiation, execution and closing of the Loan Documents (including, without limitation, the Financial Statements and the Information Memorandum (but excluding the projections contained in the Information Memorandum)) knowingly contained when made any material misstatement of fact or knowingly omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances under which they were made. Except as has been disclosed to the Administrative Agent and each Lender, the projections delivered concurrently with the Information Memorandum were prepared in good faith on the basis of assumptions reasonable as of the date of the Information Memorandum, it being understood that such projections do not constitute a warranty or binding assurance of future performance. Except as has been disclosed to the Administrative Agent and each Lender, nothing has come to the attention of the responsible officers of such Borrower that would indicate that any of such assumptions, to the extent material to such projections, has ceased to be reasonable in light of subsequent developments or events.

(n) All proceeds of the Advances shall be used (i) for the general corporate purposes of such Borrower, including to provide liquidity support for such Borrower's commercial paper, and (ii) to provide liquidity to the NU System
Money Pool.   No proceeds of any Advance will be used in violation of, or in any manner that would result in a violation by any party hereto of, Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System or any successor regulations. Such Borrower (A) is not an "investment company" within the meaning ascribed to that term in the Investment Company Act of 1940 and (B) is not engaged in the business of extending credit for the purpose of buying or carrying margin stock.

(o) Such Borrower has no Subsidiaries, other than those listed on Schedule III hereto, each of which is either inactive or a special purpose entity used solely in connection with the financing activities of such Borrower, and none of which, either individually or collectively with all other Subsidiaries of such Borrower, represents 10% or more of such Borrower's consolidated assets or 10% or more of such Borrower's consolidated net income (or loss) on any date or for any relevant period of determination.

(p) Such Borrower has obtained the insurance specified in Section 7.01(c) hereof and the same is in full force and effect.

(q) Each of the Mortgages creates a valid and enforceable mortgage on the interest of the Borrower party thereto in the "Mortgaged Premises" described therein in favor of the Collateral Agent for the benefit of the Lenders to secure the obligations of such Borrower to the Lenders under the Loan Documents, and upon the recording or filing of such Mortgage in the Office of the Town Clerk of Waterford, Connecticut, the Collateral Agent shall have a perfected mortgage in the "Mortgaged Premises" described therein, subject to no other Liens except as described in such Mortgage and Liens permitted under
Section 7.02(a) hereof.

(r) The "Millstone 2 Mortgaged Premises" (as defined in each of the Mortgages) includes buildings and fixtures comprising that certain electric generating unit commonly known as "Millstone Unit No. 2", and the "Millstone 3 Mortgaged Premises" (as defined in each of the Mortgages) includes buildings and fixtures comprising that certain electric generating unit commonly known as "Millstone Unit No. 3".

                                 ARTICLE VII
                                  COVENANTS

SECTION  I.24.   Affirmative Covenants of the Borrowers.

On and after the Closing Date, so long as any obligation hereunder shall remain unpaid or any Lender shall have any Commitment hereunder, each Borrower shall, unless the Majority Lenders shall otherwise consent in writing:

(a) Use of Proceeds. Apply the proceeds of each Advance solely as specified in Section 6.01(n) hereof.

(b) Payment of Taxes, Etc. Pay and discharge before the same shall become delinquent, all taxes, assessments and governmental charges, royalties or levies imposed upon it or upon its property except to the extent such Borrower is contesting the same in good faith by appropriate proceedings and has set aside adequate reserves in accordance with generally accepted accounting principles for the payment thereof.

(c) Maintenance of Insurance. Maintain, or cause to be maintained, insurance (including appropriate plans of self-insurance) covering such Borrower and its properties, in effect at all times in such amounts and covering such risks as may be required by law and, in addition, as is usually carried by companies engaged in similar businesses and owning similar properties.

(d)  Preservation of Existence, Etc.; Disaggregation.

     (i) Except as permitted by Section 7.02(b) hereof, preserve and maintain its existence, corporate or otherwise, material rights (statutory and otherwise) and franchises except where the failure to maintain and preserve such rights and franchises would not materially adversely affect the financial condition, properties, prospects or operations of such Borrower.

     (ii) In furtherance of the foregoing, and notwithstanding Section 7.02(b), each Borrower agrees that it will not, except in accordance with one or more restructuring plans approved by the appropriate regulatory authorities, sell, transfer or otherwise dispose of (by lease or otherwise, and whether in one or a series of related transactions) any portion of its generation, transmission or distribution assets in excess of 10% of the net utility plant assets of such Borrower, in each case as determined on a cumulative basis from the date of this Agreement through the Termination Date by reference to such entity's published balance sheets.

(e) Compliance with Laws, Etc. Comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, including, without limitation, any such laws, rules, regulations and orders issued by the Securities and Exchange Commission or relating to zoning, environmental protection, use and disposal of Hazardous Substances, land use, construction and building restrictions, ERISA and employee safety and health matters relating to business operations, except to the extent (i) that such Borrower is contesting the same in good faith by appropriate proceedings or (ii) that any such non-compliance, and the enforcement or correction thereof, would not materially adversely affect the financial condition, properties, prospects or operations of such Borrower.

(f) Inspection Rights. At any time and from time to time upon reasonable notice, permit the Administrative Agent and its agents and representatives to examine and make copies of and abstracts from the records and books of account of, and the properties of, such Borrower and to discuss the affairs, finances and accounts of such Borrower (i) with such Borrower and its officers and directors and (ii) with the consent of such Borrower (which consent shall not be unreasonably withheld or delayed), with the accountants of such Borrower.

(g) Keeping of Books. Keep proper records and books of account, in which full and correct entries shall be made of all financial transactions of such Borrower and the assets and business of such Borrower, in accordance with generally accepted accounting practices consistently applied.

(h) Conduct of Business. Except as permitted by Section 7.02(b) but subject in all respects to Section 7.01(d)(ii), conduct its primary business in substantially the same manner and in substantially the same fields as such business is conducted on the Closing Date.

(i) Maintenance of Properties, Etc. (i) As to properties of the type described in Section 6.01(j) hereof, maintain title of the quality described therein and preserve, maintain, develop, and operate, in substantial conformity with all laws, material contractual obligations and prudent practices prevailing in the industry, all of its properties which are used or useful in the conduct of its businesses in good working order and condition, ordinary wear and tear excepted, except (A) as permitted by Section 7.02(b), but subject nevertheless to Section 7.01(d)(ii), (B) as disclosed in the Disclosure Documents or otherwise in writing to the Administrative Agent and the Lenders on or prior to the date hereof, and (C) to the extent such non-conformity would not materially adversely affect the financial condition, properties, prospects or operations of such Borrower; provided, however, that such Borrower will not be prevented from discontinuing the operation and maintenance of any such properties if such discontinuance is, in the judgment of such Borrower, desirable in the operation or maintenance of its business and would not materially adversely affect the financial condition, properties, prospects or operations of such Borrower.

(j) Governmental Approvals. Duly obtain, on or prior to such date as the same may become legally required, and thereafter maintain in effect at all times, all Governmental Approvals on its part to be obtained, except in the case of those Governmental Approvals referred to in clause (iii) of the definition of "Governmental Approvals", (i) those the absence of which would not materially adversely affect the financial condition, properties, prospects or operations of such Borrower and (ii) those which such Borrower is diligently attempting in good faith to obtain, renew or extend, or the requirement for which such Borrower is contesting in good faith by appropriate proceedings or by other appropriate means; provided, however, that the exception afforded by clause (ii), above, shall be available only if and for so long as such attempt or contest, and any delay resulting therefrom, does not have a material adverse effect on the financial condition, properties, prospects or operations of such Borrower and does not magnify to any significant degree any such material adverse effect that would reasonably be expected to result from the absence of such Governmental Approval.

(k) Further Assurances. Promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or that any Lender through the Administrative Agent may reasonably request in order to fully give effect to the interests and properties purported to be covered by the Loan Documents.

SECTION  I.25.  Negative Covenants of the Borrowers.

On and after the Closing Date, and so long as any obligation hereunder shall remain unpaid or any Lender shall have any Commitment hereunder, each Borrower shall not, without the written consent of the Majority Lenders:

(a) Liens, Etc. Create incur, assume or suffer to exist any Lien upon any of its properties or assets, whether now owned or hereafter acquired, except:

     (i)  the Liens of the Mortgages and any Liens existing on the Closing
Date;

     (ii) in the case of CL&P, Liens created by the Indenture of Mortgage and Deed of Trust dated as of May 1, 1921, from CL&P to Bankers Trust Company, as trustee, as previously and hereafter amended and supplemented (the "CL&P Indenture");

     (iii) in the case of WMECO, Liens created by the First Mortgage Indenture and Deed of Trust dated as of August 1, 1954, from WMECO to State Street Bank and Trust Company, as successor trustee, as previously and hereafter amended and supplemented (the "WMECO Indenture");

     (iv) Liens on such Borrower's interests in Millstone Unit No. 1 created by (1) the Open-End Mortgage and Trust Agreement dated as of October 1, 1986, as previously and hereafter amended, made by CL&P in favor of State Street Bank and Trust Company, as successor trustee, and (2) the Open-End Mortgage and Trust Agreement dated as of October 1, 1986, as previously and hereafter amended, made by WMECO in favor of State Street Bank and Trust Company, as successor trustee, to the extent of the Debt from time to time secured by such Open-End Mortgages and Trust Agreements;

     (v) "Permitted Liens" or "Permitted Encumbrances" under the CL&P Indenture (in the case of CL&P) or the WMECO Indenture (in the case of WMECO), in each case as such terms are defined on the date hereof, to the extent such Liens do not secure Debt of such Borrower;

     (vi) any purchase money Lien or construction mortgage on assets hereafter acquired or constructed by such Borrower and any Lien on any assets existing at the time of acquisition thereof by such Borrower or created within 180 days from the date of completion of such acquisition or construction; provided that such Lien shall at all times be confined solely to the assets so acquired or constructed and any additions thereto;

     (vii) any existing Liens on assets now owned by such Borrower and Liens existing on assets of a corporation or other going concern when it is merged into or with such Borrower or when substantially all of its assets are acquired by such Borrower; provided that such Liens shall at all times be confined solely to such assets, or if such assets constitute a utility system, additions to or substitutions for such assets;

     (viii) Liens resulting from legal proceedings being contested in good faith by appropriate legal or administrative proceedings by such Borrower, and as to which such Borrower, to the extent required by generally accepted accounting principles applied on a consistent basis, shall have set aside on its books adequate reserves;

     (ix) Liens created in favor of the other contracting party in connection with advance or progress payments;

     (x) any Liens in favor of any state of the United States or any political subdivision of any such state, or any agency of any such state or political subdivisions, or trustee acting on behalf of holders of obligations issued by any of the foregoing or any financial institutions lending to or purchasing obligations of any of the foregoing, which Lien is created or assumed for the purpose of financing all or part of the cost of acquiring or constructing the property subject thereto;

     (xi) Liens resulting from conditional sale agreements, capital leases or other title retention agreements including, without limitation, Liens arising under leases of nuclear fuel from the Niantic Bay Fuel Trust;

      (xii) with respect to pollution control bond financings, Liens on funds, accounts and other similar intangibles of such Borrower created or arising under the relevant indenture, pledges of the related loan agreement with the relevant issuing authority and pledges of such Borrower's interest, if any, in any bonds issued pursuant to such financings to a letter of credit bank or bond issuer or similar credit enhancer;

      (xiii) Liens granted on accounts receivable and Regulatory Assets in connection with financing transactions, whether denominated as sales or borrowings;

      (xv) any other Liens incurred in the ordinary course of business otherwise than to secure Debt; and

      (xiv) any extension, renewal or replacement of Liens permitted by clauses (i), (iv), (v) through (vii) and (ix) through (xiii); provided, however, that the principal amount of Debt secured thereby shall not, at the time of such extension, renewal or replacement, exceed the principal amount of Debt so secured and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced or to other property of no greater value than the property which secured the Lien so extended, renewed or replaced.


(b) Mergers, Acquisitions, Sales of Assets, Etc. Merge with or into or consolidate with or into, any Person, or purchase or otherwise acquire (whether directly or indirectly) all or substantially all of the assets or stock of any class of, or any partnership or joint venture interest in, any other Person, or sell, transfer, convey, lease or otherwise dispose of all or any substantial part of its assets; except for the following, and then only after receipt of all necessary corporate and governmental or regulatory approvals and provided that, before and after giving effect to any such merger, consolidation, purchase, acquisition, sale, transfer, conveyance, lease or other disposition, no Event of Default or Unmatured Default shall have occurred and be continuing:

(A) any purchase or acquisition of a joint venture interest in a mutual insurance company providing nuclear liability or nuclear property or replacement power insurance;

(B) any sale of accounts receivable on reasonable commercial terms (including a commercially reasonable discount) to obtain funding for CL&P and WMECO, as the case may be;

(C) any sale or purchase of generating assets or Regulatory Assets on an arms-length basis, subject to approval by the appropriate regulatory authorities;

(D) any sale of transmission assets on an arms-length basis as required by the appropriate regulatory authorities; and

(E) the sale of such Borrower's assets in the ordinary course of business on customary terms and conditions.

For purposes of this subsection (b), any sale of assets by such Borrower (in one or a series of transactions) will be deemed to be a "substantial part" of its assets if (i) the book value of such assets exceeds 7.5% of the total book value of the assets (net of Regulatory Assets) of such Borrower, as reflected in the most recent financial statements of the Borrower delivered to the Administrative Agent pursuant to Section 7.04 hereof (or, if no such financial statements have been delivered to the Administrative Agent as of the relevant date of determination, the Financial Statements of such Borrower), or (ii) the gross revenue associated with such assets accounts for more than 7.5% of the total gross revenue of such Borrower for the four proceeding fiscal quarters, as reflected in the most recent financial statements of the Borrower delivered to the Administrative Agent pursuant to
Section 7.04 hereof (or, if no such financial statements have been delivered to the Administrative Agent as of the relevant date of determination, the Financial Statements of such Borrower).

(c) Compliance with ERISA. (i) Terminate, or permit any ERISA Affiliate thereof to terminate, any ERISA Plan so as to result in any liability of such Borrower to the PBGC in an amount greater than $1,000,000, or (ii) permit to exist any occurrence of any Reportable Event (as defined in Title IV of ERISA) which, alone or together with any other Reportable Event with respect to the same or another ERISA Plan, has a reasonable possibility of resulting in liability of such Borrower to the PBGC in an aggregate amount exceeding $1,000,000, or any other event or condition which presents a material risk of such a termination by the PBGC of any ERISA Plan or has a reasonable possibility of resulting in a liability of such Borrower to the PBGC in an aggregate amount exceeding $1,000,000.

(d) Accounting Changes. Make any change in its accounting policies or reporting practices except as required or permitted by the Securities and Exchange Commission, the Financial Accounting Standards Board or any other generally recognized accounting authority.

(e) Transactions with Affiliates. Engage in any transaction with any Affiliate except (i) in accordance with the Public Utility Holding Company Act of 1935, to the extent applicable thereto or (ii) on terms no less favorable to such Borrower than if the transaction had been negotiated in good faith on an arms-length basis with a non-Affiliate and on commercially reasonable terms or pursuant to a binding agreement in effect on the Closing Date.

(f) Issuance of First Mortgage Bonds. Issue any First Mortgage Bonds on or after the Closing Date, whether in addition to First Mortgage Bonds outstanding on the Closing Date or in replacement of First Mortgage Bonds redeemed, retired, defeased, repaid or prepaid on or after the Closing Date.

(g) Interests in Nuclear Plants. Acquire any nuclear plant or any interest therein not held on the Closing Date, other than so-called "power entitlements" acquired for use in the ordinary course of business.

(h) Subsidiaries. Create, acquire or permit to exist, any Subsidiary, other than (i) Subsidiaries in existence on the Closing Date and listed on Schedule III hereto and (ii) Subsidiaries that are either inactive or special purpose entities used solely in connection with the financing activities of such Borrower; provided, that none of the Subsidiaries described in clauses (i) and (ii) above, either individually or collectively with all other such Subsidiaries, shall represent 10% or more of such Borrower's consolidated assets or 10% or more of such Borrower's consolidated net income (or loss) on any date or for any relevant period of determination.

SECTION  I.26.   Financial Covenants of the Borrowers.

On and after the Closing Date, so long as any obligation hereunder shall remain unpaid or any Lender shall have any Commitment hereunder, each Borrower shall, unless the Majority Lenders shall otherwise consent in writing:

(a) Common Equity Ratio. Maintain at all times a ratio of Common Equity to Total Capitalization of at least 0.30:1:00.

(b) Interest Coverage Ratio. Maintain, as of the end of each Fiscal Quarter, with respect to the four Fiscal Quarters then ended, a ratio of Consolidated EBIT to Consolidated Interest Expense of at least (i) in the case of CL&P, (A) 2.50:1.00, with respect to the four Fiscal Quarters ending December 31, 2000 and March 31, 2001, and (B) 3.00:1.00, with respect to any period of four Fiscal Quarters ending after March 31, 2001; and (ii) in the case of WMECO, (A) 2.00:1.00, with respect to the four Fiscal Quarters ending December 31, 2000 and March 31, 2001, and (B) 2.20:1.00, with respect to any period of four Fiscal Quarters ending after March 31, 2001.

SECTION  I.27.   Reporting Obligations of the Borrowers.

So long as any obligation hereunder shall remain unpaid or any Lender shall have any Commitment hereunder, each Borrower shall, unless the Majority Lenders shall otherwise consent in writing, furnish or cause to be furnished to the Administrative Agent in sufficient copies for each Lender, the following:

(i) as soon as possible and in any event within ten days after the occurrence of each Event of Default or Unmatured Default with respect to such Borrower continuing on the date of such statement, a statement of the Chief Financial Officer, Treasurer or Assistant Treasurer of such Borrower setting forth details of such Event of Default or Unmatured Default and the action which such Borrower proposes to take with respect thereto;

(ii) (A) as soon as available, and in any event within fifty (50) days after the end of each of the first three Fiscal Quarters of each Fiscal Year of such Borrower, a copy of such Borrower's Quarterly Report on Form 10-Q submitted to the Securities and Exchange Commission with respect to such quarter, or, if such Borrower ceases to be required to submit such report, a consolidated balance sheet of such Borrower as of the end of such Fiscal Quarter and consolidated statements of income and retained earnings and of cash flows of such Borrower for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, all in reasonable detail and duly certified (subject to year-end audit adjustments) by the Chief Financial Officer, Treasurer, Assistant Treasurer or Comptroller of such Borrower as having been prepared in accordance with generally accepted accounting principles consistent with those applied in the preparation of the Financial Statements; and

     (B) concurrently with the delivery of the financial statements described in the foregoing clause (a), a certificate of the Chief Financial Officer, Treasurer, Assistant Treasurer or Comptroller of such Borrower:

(1) to the effect that such financial statements were prepared in accordance with generally accepted accounting principles consistent with those applied in the preparation of the Financial Statements,

(2) stating that no Event of Default or Unmatured Default with respect to such Borrower has occurred and is continuing or, if an Event of Default or Unmatured Default with respect to such Borrower has occurred and is continuing, describing the nature thereof and the action which such Borrower proposes to take with respect thereto, and

(3)  demonstrating such Borrower's compliance with the covenants set forth in
Section 7.03 hereof, for and as of the end of such Fiscal Quarter, in each case such demonstrations to be in form satisfactory to the Administrative Agent and to set forth in reasonable detail the computations used in determining such compliance;

(iii) (A) as soon as available, and in any event within 105 days after the end of each Fiscal Year of such Borrower, a copy of such Borrower's report on Form 10-K submitted to the Securities and Exchange Commission with respect to such Fiscal Year, or, if such Borrower ceases to be required to submit such report, a copy of the annual audit report for such year for such Borrower including therein a consolidated balance sheet of such Borrower as of the end of such Fiscal Year and consolidated statements of income and retained earnings and of cash flows of such Borrower for such Fiscal Year, all in reasonable detail and certified by a nationally-recognized independent public accountant; and

(B) concurrently with the delivery of the financial statements described in the foregoing clause (A), a certificate of the Chief Financial Officer, Treasurer, Assistant Treasurer or Comptroller of such Borrower:

(i) to the effect that such financial statements were prepared in accordance with generally accepted accounting principles consistent with those applied in the preparation of the Financial Statements, and

(ii) stating that no Event of Default or Unmatured Default with respect to such Borrower has occurred and is continuing, or if an Event of Default or Unmatured Default with respect to such Borrower has occurred and is continuing, describing the nature thereof and the action which such Borrower proposes to take with respect thereto, and

(iii) demonstrating such Borrower's compliance with the covenants set forth in Section 7.03 hereof, for and as of the end of such Fiscal Year, in each case such demonstrations to be in form satisfactory to the Administrative Agent and to set forth in reasonable detail the computations used in determining such compliance;

(iv) upon the reasonable request of the Administrative Agent, but not more than once per Fiscal Quarter, copies of any or all filings or registrations with, or notices or reports to, any regulatory authority;

(v) as soon as possible and in any event (A) within 30 days after the Chief Financial Officer, Treasurer or any Assistant Treasurer of such Borrower knows or has reason to know that any ERISA Plan Termination Event described in clause (i) of the definition of ERISA Plan Termination Event with respect to any ERISA Plan or ERISA Multiemployer Plan has occurred and (B) within 10 days after such Borrower knows or has reason to know that any other ERISA Plan Termination Event with respect to any ERISA Plan or ERISA Multiemployer Plan has occurred, a statement of the Chief Financial Officer, Treasurer or Assistant Treasurer of such Borrower describing such ERISA Plan Termination Event and the action, if any, which such Borrower proposes to take with respect thereto;

(vi) promptly after receipt thereof by such Borrower or any of its ERISA Affiliates from the PBGC, copies of each notice received by such Borrower or any such ERISA Affiliate of the PBGC's intention to terminate any ERISA Plan or ERISA Multiemployer Plan or to have a trustee appointed to administer any ERISA Plan or ERISA Multiemployer Plan;

(vii) promptly after receipt thereof by such Borrower or any of its ERISA Affiliates from an ERISA Multiemployer Plan sponsor, a copy of each notice received by such Borrower or any of its ERISA Affiliates concerning the imposition or amount of withdrawal liability in an aggregate principal amount of at least $10,000,000 pursuant to Section 4202 of ERISA in respect of which such Borrower may be liable;

(viii) promptly after such Borrower becomes aware of the commencement thereof, notice of all actions, suits, proceedings or other events of the type described in Section 6.01(h) hereof (including, without limitation, any action or proceeding relating to any environmental protection laws or regulations);

(ix) promptly after the filing thereof, copies of each prospectus (excluding any prospectus contained in any Form S-8) and Current Report on Form 8-K, if any, which such Borrower files with the Securities and Exchange Commission or any successor governmental authority;

(x) promptly after any change in the SEC Borrowing Limit of such Borrower, notice of the new SEC Borrowing Limit applicable to such Borrower; and

(xi) promptly after requested, such other information respecting the financial condition, operations, properties or prospects of such Borrower or its Subsidiaries as the Administrative Agent, or the Majority Lenders through the Administrative Agent, may from time to time reasonably request in writing.

SECTION  I.28.   Release of Collateral.

At the option and request of the Borrower that is the mortgagor under the relevant Mortgage, the Collateral Agent will take all necessary or appropriate actions to release the Lien under such Mortgage upon the earliest of (i) the sale of the property subject to such Mortgage, (ii) the substitution of such other collateral as may be offered by such Borrower and accepted by all of the Lenders, pursuant to documentation (including amendments of the Loan Documents) in form and substance satisfactory to the Lenders, and (iii) the issuance by both S&P and Moody's of unsecured, senior, non-credit enhanced, long-term debt ratings of at least BBB- and Baa3, respectively, with respect to the Borrower that is the mortgagor under such Mortgage and the other Borrower, and each of the Lenders consents to the taking of such actions by the Collateral Agent under such circumstances.

                              ARTICLE II
                              DEFAULTS

SECTION  II.01.   Events of Default.

The following events shall each constitute an "Event of Default" with respect to a Borrower:

(a) Such Borrower shall fail to pay any principal of any Advance when due or shall fail to pay any interest thereon or fees or other amounts payable under

(b) the Loan Documents within two days after the same becomes due; or Any representation or warranty made by such Borrower (or any of its officers or agents) in any Loan Document, any certificate or other writing delivered pursuant hereto or thereto shall prove to have been incorrect in any material respect when made or deemed made; or

(c) Such Borrower shall fail to perform or observe any term or covenant on its part to be performed or observed contained in Section 7.01(d),
Section 7.02, Section 7.03 or Section 7.04(i) hereof; or

(d) Such Borrower shall fail to perform or observe any other term or covenant on its part to be performed or observed contained in any Loan Document and any such failure shall remain unremedied for a period of 30 days after the earlier of (i) written notice of such failure having been given to such Borrower by the Administrative Agent or (ii) such Borrower having obtained actual knowledge of such failure; or

(e) Such Borrower shall fail to pay any of its Debt when due (including any interest or premium thereon but excluding Debt outstanding hereunder and excluding other Debt aggregating in no event more than $10,000,000 in principal amount at any one time) whether by scheduled maturity, required prepayment, acceleration, demand or otherwise, and such failure shall continue after the applicable grace period, if any, specified in any agreement or instrument relating to such Debt; or any other default under any agreement or instrument relating to any such Debt, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment or as a result of such Borrower's exercise of a prepayment option) prior to the stated maturity thereof; or

(f) Such Borrower shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make an assignment for the benefit of creditors; or any proceeding shall be instituted by or against such Borrower seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of its debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of a proceeding instituted against such Borrower such Borrower shall consent thereto or such proceeding shall remain undismissed or unstayed for a period of 90 days or any of the actions sought in such proceeding (including without limitation the entry of an order for relief against such Borrower or the appointment of a receiver, trustee, custodian or other similar official for such Borrower or any of its property) shall occur; or such Borrower shall take any corporate or other action to authorize any of the actions set forth above in this subsection (f); or

(g) Any judgments or orders for the payment of money in excess of $10,000,000 (or aggregating more than $10,000,000 at any one time) shall be rendered against such Borrower or its properties, and either (A) enforcement proceedings shall have been commenced by any creditor upon such judgment or order and shall not have been stayed or (B) there shall be any period of 15 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(h) Any material provision of any Loan Document to which such Borrower is a party shall at any time for any reason cease to be valid and binding on such Borrower, or shall be determined to be invalid or unenforceable by any court, governmental agency or authority having jurisdiction over such Borrower, or such Borrower shall deny that it has any further liability or obligation under any Loan Document; or

(i) The Collateral Agent shall cease to have a valid, enforceable and perfected mortgage on the "Mortgaged Premises" described in either Mortgage other than pursuant to the terms of the Loan Documents; or

(j) NU shall cease to beneficially own, free and clear of any Liens, at least 85% of all outstanding shares of capital stock having ordinary voting power for the election of directors of such Borrower; or

(k)  A Change of Control shall have occurred.

SECTION  II.02.   Remedies Upon Events of Default.

Upon the occurrence and during the continuance of any Event of Default with respect to a Borrower, the Administrative Agent shall at the request, or may with the consent, of the Lenders entitled to make such request, upon notice to such Borrower (i) declare the obligation of each Lender to make Advances to such Borrower to be terminated, whereupon such obligation of each Lender shall forthwith terminate, provided, that any such request or consent pursuant to this clause (i) shall be made solely by Lenders having Percentages in the aggregate of not less 66-2/3%; (ii) declare the Advances made to such Borrower, all interest thereon and all other amounts payable by such Borrower under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon such Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Borrower, provided, that any such request or consent pursuant to this clause (ii) shall be made solely by the Lenders holding at least 66-2/3% of the then aggregate unpaid principal amount of the Advances owing by such Borrower, and (iii) instruct the Collateral Agent to exercise in respect of any and all Collateral, in addition to the other rights and remedies provided for herein and in the other Loan Documents or otherwise available to the Administrative Agent, the Collateral Agent or the Lenders, all the rights and remedies of a secured party on default under the Uniform Commercial Code in effect in the State of New York and in effect in any other jurisdiction in which Collateral is located at that time, provided, that any such request or consent pursuant to this clause (iii) shall be made solely by the Lenders holding at least 66-2/3% of the then aggregate unpaid principal amount of the Advances owing by such Borrower; and provided further, however, that if such Event of Default is an Event of Default pursuant to subsection (f) of Section 8.01, then (A) the obligation of each Lender to make Advances to such Borrower shall automatically be terminated and (B) the Advances made to such Borrower, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by each Borrower.

                                 ARTICLE III
                                  THE AGENT

SECTION  III.01.   Authorization and Action.

Each Lender hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection thereof), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, and such instructions shall be binding upon all Lenders; provided, however, that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to the Loan Documents or applicable law. The Administrative Agent agrees to deliver promptly to each Lender notice of each notice given to it by a Borrower pursuant to the terms of this Agreement.

SECTION  III.02.   Administrative Agent's Reliance, Etc.

Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with any Loan Document, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent: (i) may treat each Lender party hereto as a "Lender" hereunder and for all purposes hereof until the Administrative Agent receives and accepts a Lender Assignment entered into by such Lender, as assignor, and an assignee, as provided in
Section 10.07; (ii) may consult with legal counsel (including counsel for the Borrower(s)), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for the Information Memorandum or any other statements, warranties or representations made in or in connection with any Loan Document; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Loan Document on the part of any Borrower to be performed or observed, or to inspect any property (including the books and records) of any Borrower;
(v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument or document furnished pursuant hereto; and
(vi) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION  III.03.   Citibank and Affiliates.

With respect to its Commitment and the Advances made by it, Citibank shall have the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though it were not the Administrative Agent and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include Citibank in its individual capacity. Citibank and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, any Borrower, any of their respective Subsidiaries and any Person who may do business with or own securities of any Borrower or any such Subsidiary, all as if Citibank were not the Administrative Agent and without any duty to account therefor to the Lenders.

SECTION  III.04.   Lender Credit Decision.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender and based on the Information Memorandum and the Financial Statements and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION  III.05.   Indemnification.

The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrowers), ratably according to their respective Commitments (or, if the Commitments have been terminated, ratably according to the respective principal amounts of the Advances then held by each of them (provided, that if any Commitments or Advances are held by any Borrower or Affiliates thereof, any ratable apportionment hereunder shall exclude their respective Commitments hereunder or the principal amount of the Advances held by such Borrower(s) or Affiliates)), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in its capacity as such in any way relating to or arising out of any Loan Document or any action taken or omitted by the Administrative Agent in its capacity as such under any Loan Document, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for such Lender's ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, the Loan Documents to the extent that the Administrative Agent is entitled to reimbursement for such expenses pursuant to Section 10.04 but is not reimbursed for such expenses by the Borrowers.

SECTION  III.06.   Successor Administrative Agent.

The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrowers, with any such resignation to become effective only upon the appointment of a successor Administrative Agent pursuant to this Section 9.06. Upon any such resignation, the Majority Lenders shall have the right to appoint a successor Administrative Agent, which shall be a Lender or another commercial bank or trust company reasonably acceptable to the Borrowers organized or licensed under the laws of the United States, or of any State thereof. If no successor Administrative Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent's giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be Lender or shall be another commercial bank or trust company organized or licensed under the laws of the United States or of any State thereof reasonably acceptable to the Borrowers. In addition to the foregoing right of the Administrative Agent to resign, the Majority Lenders may remove the Administrative Agent at any time, with or without cause, concurrently with the appointment by the Majority Lenders of a successor Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent's resignation or removal hereunder as Administrative Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents.

                                ARTICLE IV
                               MISCELLANEOUS

SECTION  IV.01.    Amendments, Etc.

No amendment or waiver of any provision of any Loan Document, nor consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (a) waive, modify or eliminate any of the conditions specified in Article V, (b) increase the Commitment of any Lender hereunder or increase the Commitments of the Lenders that may be maintained hereunder or increase any Borrower Sublimit or subject the Lenders to any additional obligations, (c) reduce the principal of, or interest on, the Advances, any Applicable Margin or any fees or other amounts payable hereunder (other than fees payable to the Administrative Agent pursuant to Section 2.02(b) hereof), (d) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable under the Loan Documents (other than fees payable to the Administrative Agent pursuant to Section 2.02(b) hereof), (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Lenders which shall be required for the Lenders or any of them to take any action under the Loan Documents, (f) amend any Loan Document in a manner intended to prefer one or more Lenders over any other Lenders, (g) amend this Section 10.01, or (h) release all or a material portion of the Collateral other than in accordance with the terms of the Loan Documents; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or the Collateral Agent, as the case may be, in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent or the Collateral Agent, as the case may be, under any Loan Document.

SECTION  IV.02.    Notices, Etc.

Except as otherwise expressly provided herein, all notices and other communications provided for under the Loan Documents shall be in writing (including facsimile communication) and mailed, sent by facsimile or hand delivered:

(i) if to any Borrower, to it in care of NUSCO at 107 Selden Street, Berlin, Connecticut 06037, Attention: Assistant Treasurer, facsimile number: (860) 665-5457, confirm number: (860) 665-3258;

(ii) if to any Bank, at its Domestic Lending Office specified opposite its name on Schedule I hereto;

(iii) if to any Lender other than a Bank, at its Domestic Lending Office specified in the Lender Assignment pursuant to which it became a Lender;

(iv)  if to the Administrative Agent, at its address at Two Penns Way, Suite
200, New Castle, Delaware 19720, Attention: Bank Loan Services,   facsimile
number: (302) 894-6120, with a copy to Citibank, N.A., Global Power Group, 399 Park Avenue, 4th Floor, New York, New York 10043, Attention: Robert J. Harrity, Jr., Managing Director, facsimile number: (212) 793-6130, confirm number: (212) 559-6482; and

(v) if the Collateral Agent, at its address at 399 Park Avenue, Floor 4, Zone 20, New York, New York 10043, Attention: David Goldenberg, facsimile number (212) 793-6130, confirm number: (212) 559-1360.

or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when mailed, sent by facsimile or hand delivered, be effective five days after when deposited in the mails, or when sent by facsimile, or when delivered, respectively, except that notices and communications to the Administrative Agent pursuant to Article II, III, IV or IX shall not be effective until received by the Administrative Agent. With respect to any telephone notice given or received by the Administrative Agent pursuant to Section 3.03 hereof, the records of the Administrative Agent shall be conclusive for all purposes.

SECTION  IV.03.   No Waiver of Remedies.

No failure on the part of the Administrative Agent, the Collateral Agent or any Lender to exercise, and no delay in exercising, any right under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION  IV.04.   Costs, Expenses and Indemnification.

(a) The Borrowers agree to pay when due, in accordance with the terms hereof: (i) all costs and expenses of the Administrative Agent and the Collateral Agent in connection with the preparation, negotiation, execution and delivery of the Loan Documents, the administration of the Loan Documents, and any proposed modification, amendment, or consent relating thereto (including, in each case, the reasonable fees and expenses of counsel to the Administrative Agent and the Collateral Agent) and the care and custody of, or the sale of, collection from, or other realization upon, any and all Collateral; and (ii) all costs and expenses of the Administrative Agent, the Collateral Agent and each Lender (including all fees and expenses of counsel) in connection with the enforcement, whether through negotiations, legal proceedings or otherwise, of the Loan Documents.

(b) The Borrowers hereby agree to indemnify and hold the Administrative Agent, the Collateral Agent and each Lender, and its officers, directors, employees, professional advisors and affiliates (each, an "Indemnified Person") harmless from and against any and all claims, damages, losses, liabilities, costs or expenses (including reasonable attorney's fees and expenses, whether or not such Indemnified Person is named as a party to any proceeding or investigation or is otherwise subjected to judicial or legal process arising from any such proceeding or investigation) which any of them may incur or which may be claimed against any of them by any person or entity (except to the extent such claims, damages, losses, liabilities, costs or expenses arise from the gross negligence or willful misconduct of the Indemnified Person):

(i) by reason of or in connection with the execution, delivery or performance of the Loan Documents or any transaction contemplated thereby, or the use by any Borrower of the proceeds of any Advance;

(ii) in connection with or resulting from the utilization, storage, disposal, treatment, generation, transportation, release or ownership of any Hazardous Substance (A) at, upon or under any property of either of the Borrowers or any of their respective Affiliates or (B) by or on behalf of either of the Borrowers or any of their respective Affiliates at any time and in any place; or

(iii) in connection with any documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of the Loan Documents.

(c) The Borrowers' obligations under this Section 10.04 shall survive the assignment by any Lender pursuant to Section 10.07 hereof and shall survive as well the repayment of all amounts owing to the Lenders under the Loan Documents and the termination of the Commitments. If and to the extent that the obligations of the Borrowers under this Section 10.04 are unenforceable for any reason, the Borrowers agree to make the maximum contribution to the payment and satisfaction thereof which is permissible under applicable law.

(d) The Borrowers' obligations under this Section 10.04 are in addition to and shall not be deemed to supersede their indemnification and similar obligations set forth in that certain Commitment Letter dated as of November 13, 2000 among the Borrowers, Citibank and Salomon Smith Barney, Inc.

(e) Each Borrower shall be liable for its pro rata share of any payment to be made by the Borrowers under this Section 10.04, such pro rata share to be determined on the basis of such Borrower's Fraction; provided, however, that if and to the extent that any such liabilities are reasonably determined by the Borrowers (subject to the approval of the Administrative Agent which approval shall not be unreasonably withheld) to be directly attributable to a specific Borrower, only such Borrower shall be liable for such payments. In the event that one Borrower fails to pay its portion of the payments to be made by the Borrowers under this Section 10.04, the other Borrower shall be liable for such payment; provided, however, that if and to the extent that any such payment is reasonably determined by the Borrowers (subject to the approval of the Administrative Agent which approval shall not be unreasonably withheld) to be directly attributable to a specific Borrower, only such Borrower shall be liable for such payments.

SECTION  IV.05.   Right of Set-off.

(a) Upon (i) the occurrence and during the continuance of any Event of Default with respect to any Borrower, and (ii) the making of the request or the granting of the consent specified by Section 8.02 to authorize the Administrative Agent to declare the Advances due and payable pursuant to the provisions of Section 8.02, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of such Borrower against any and all of the obligations of such Borrower now or hereafter existing under the Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. Each Lender agrees promptly to notify such Borrower after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Lender may have.

(b) Each Borrower agrees that it shall have no right of off-set, deduction or counterclaim in respect of its obligations under the Loan Documents, and that the obligations of the Lenders hereunder are several and not joint. Nothing contained herein shall constitute a relinquishment or waiver of such Borrower's rights to any independent claim that such Borrower may have against the Administrative Agent, the Collateral Agent or any Lender, but no Lender shall be liable for the conduct of the Administrative Agent, the Collateral Agent or any other Lender, and neither the Administrative Agent nor the Collateral Agent shall be liable for the conduct of any Lender.

SECTION  IV.06.   Binding Effect.

This Agreement shall become effective when it shall have been executed by each Borrower, the Administrative Agent and when the Administrative Agent shall have been notified by each Bank that such Bank has executed it and thereafter shall be binding upon and inure to the benefit of the Borrowers, the Administrative Agent and each Lender and their respective successors and assigns, except that the Borrowers shall not have the right to assign their rights under the Loan Documents or any interest herein without the prior written consent of the Lenders.

SECTION  IV.07.  Assignments and Participation.

(a) Each Lender may assign to one or more banks or other entities all or a portion of its rights and obligations under the Loan Documents, including, without limitation, all or a portion of its Commitment and the Advances owing to it (with the prior written consent of the Borrowers and the Administrative Agent if the assignee thereunder is not then a Lender or an Affiliate of a Lender, which consent shall not be unreasonably withheld); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all of the assigning Lender's rights and obligations under the Loan Documents, (ii) if the assignee thereunder is not then a Lender or an Affiliate of a Lender, the amount of the Commitment or Advance being assigned pursuant to each such assignment shall in no event be less than the lesser of the amount of the assigning Lender's Commitment and $5,000,000, and (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an assignment and acceptance in substantially the form of Exhibit 10.07 hereto (the "Lender Assignment"), together with a processing and recordation fee of $3,500. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Lender Assignment, which effective date shall be at least five Business Days after the execution thereof,
(x) the assignee thereunder shall be a party hereto and to the Collateral Agency Agreement and, to the extent that rights and obligations under the Loan Documents have been assigned to it pursuant to such Lender Assignment, have the rights and obligations of a Lender under the Loan Documents and
(y) the Lender assignor thereunder shall, to the extent that rights and obligations under the Loan Documents have been assigned by it to an assignee pursuant to such Lender Assignment, relinquish its rights and be released from its obligations under the Loan Documents (and, in the case of a Lender Assignment covering all or the remaining portion of an assigning Lender's rights and obligations under the Loan Documents, such Lender shall cease to be a party to the Loan Documents); provided, however, if an Event of Default shall have occurred and be continuing a Lender may assign all or a portion of its rights and obligations without the prior written consent of the Borrowers but otherwise in accordance with this Section.

(b) By executing and delivering a Lender Assignment, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Lender Assignment, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or the performance or observance by any Borrower of any of its obligations under the Loan Documents or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of the Loan Documents, together with copies of the Financial Statements, or the latest financial statements delivered by the Borrowers to the Administrative Agent pursuant to Section 7.04 hereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Lender Assignment; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (v) such assignee appoints and authorizes each of the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent and the Collateral Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and
(vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

(c)  The Administrative Agent shall maintain at its address referred to in
Section 10.02 a copy of each Lender Assignment delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Administrative Agent, the Collateral Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of the Loan Documents. The Register shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of a Lender Assignment executed by an assigning Lender and an assignee, the Administrative Agent shall, if such Lender Assignment has been completed and is in substantially the form of Exhibit 10.07 hereto,
(i) accept such Lender Assignment, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrowers.

(e) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under the Loan Documents (including, without limitation, all or a portion of its Commitment and the Advances owing to it); provided, however, that (i) such Lender's obligations under the Loan Documents (including, without limitation, its Commitment hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain a "Lender" hereunder and for all purposes of the Loan Documents, (iv) the Borrowers, the Administrative Agent, the Collateral Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents, and (v) the holder of any such participation, other than an Affiliate of such Lender, shall not be entitled to require such Lender to take or omit to take any action under the Loan Documents, except action (A) reducing the principal of, or interest on, the Advances, any Applicable Margin or any fees or other amounts payable under the Loan Documents (other than fees payable pursuant to Section 2.02(b) hereof), (B) postponing any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable under the Loan Documents (other than fees payable pursuant to Section 2.02(b) hereof) or
(C) causing or permitting the termination of any Collateral or releasing any Collateral other than in accordance with the terms of the Loan Documents.

(f) Any Lender may, in connection with any assignment or participation or proposed assignment or proposed participation pursuant to this Section 10.07, disclose to the assignee or participant or proposed assignee or proposed participant, any information relating to the Borrowers furnished to such Lender by or on behalf of the Borrowers; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree, in accordance with the terms of Section 10.08, to preserve the confidentiality of any Confidential Information received by it from such Lender.

(g) If any Lender shall have delivered a notice to the Administrative Agent described in Section 4.03(a), (b), (c) or (f) hereof, or shall become a non-performing Lender under Section 3.03(b) hereof, and if and so long as such Lender shall not have withdrawn such notice or corrected such non-performance in accordance with Section 3.03(b), the Borrowers may demand that such Lender assign, in accordance with Section 10.07 hereof, to one or more assignees designated by either the Borrowers or the Administrative Agent (and reasonably acceptable to the other), all (but not less than all) of such Lender's Commitment, Advances, participation and other rights and obligations under the Loan Documents; provided that any such demand by the Borrowers during the continuance of an Event of Default or an Unmatured Default shall be ineffective without the consent of the Majority Lenders. If, within 30 days following any such demand by the Borrowers, any such assignee so designated shall fail to tender such assignment on terms reasonably satisfactory to the Borrowers and the Borrowers and the Administrative Agent shall have failed to designate any such assignee, then such demand by the Borrowers shall become ineffective, it being understood for purposes of this provision that such assignment shall be conclusively deemed to be on terms reasonably satisfactory to such Lender, and such Lender shall be compelled to tender such assignment forthwith, if (i) such assignee (A) shall agree to such assignment in substantially the form of the Lender Assignment and
(B) shall tender payment to such Lender in an amount equal to the full outstanding dollar amount accrued in favor of such Lender hereunder (as computed in accordance with the records of the Administrative Agent) and
(ii) in the event the Borrowers demanded such assignment, the Borrowers shall tender payment to the Administrative Agent of the processing and recording fee specified in Section 10.07(a) for such assignment.

(h) Anything in this Section 10.07 to the contrary notwithstanding, any Lender may assign and pledge all or any portion of its Commitment and the Advances owing to it to any Federal Reserve Bank (and its transferees) as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Lender from its obligations hereunder.

SECTION  IV.08.   Confidentiality.

In connection with the negotiation and administration of the Loan
Documents, the Borrowers have furnished or caused to have furnished and will from time to time furnish or cause to be furnished to the Administrative Agent and the Lenders (each, a "Recipient") written information which when delivered to the Recipient will be deemed to be confidential (such information, other than any such information which (i) was publicly available, or otherwise known to the Recipient, at the time of disclosure,
(ii) subsequently becomes publicly available other than through any act or omission by the Recipient or (iii) otherwise subsequently becomes known to the Recipient other than through a Person whom the Recipient knows to be acting in violation of his or its obligations to the Borrowers, being hereinafter referred to as "Confidential Information"). The Recipient will not knowingly disclose any such Confidential Information to any third party (other than to those persons who have a confidential relationship with the Recipient), and will take all reasonable steps to restrict access to such information in a manner designed to maintain the confidential nature of such information, in each case until such time as the same ceases to be Confidential Information or as the Borrowers may otherwise instruct. It is understood, however, that the foregoing will not restrict the Recipient's ability to freely exchange such Confidential Information with prospective participants in or assignees of the Recipient's position herein, but the Recipient's ability to so exchange Confidential Information shall be conditioned upon any such prospective participant's entering into an understanding as to confidentiality similar to this provision. It is further understood that the foregoing will not prohibit the disclosure of any or all Confidential Information if and to the extent that such disclosure may be required (i) by a regulatory agency or otherwise in connection with an examination of the Recipient's records by appropriate authorities,
(ii) pursuant to court order, subpoena or other legal process or
(iii) otherwise, as required by law; in the event of any required disclosure under clause (ii) or (iii), above, the Recipient agrees to use reasonable efforts to inform the Borrowers as promptly as practicable unless the Lender is prohibited from doing so by court order, subpoena or other legal process.

SECTION  IV.09.   Waiver of Jury Trial.

Each of the Borrowers, the Administrative Agent and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to the Loan Documents, or any other instrument or document delivered hereunder or thereunder.

SECTION  IV.10.  Governing Law.

The Loan Documents shall be governed by, and construed in accordance with, the laws of the State of New York. Each of the Borrowers, the Lenders and the Administrative Agent: (i) irrevocably submits to the jurisdiction of any New York State Court or Federal court sitting in New York City in any action arising out of or relating to the Loan Documents, (ii) agrees that all claims in such action may be decided in such court, (iii) waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum and (iv) consents to the service of process by mail. A final judgment in any such action shall be conclusive and may be enforced in other jurisdictions. Nothing herein shall affect the right of any party to serve legal process in any manner permitted by law or affect its right to bring any action in any other court.

SECTION  IV.11.   Relation of the Parties; No Beneficiary.

No term, provision or requirement, whether express or implied, of any Loan Document, or actions taken or to be taken by any party thereunder, shall be construed to create a partnership, association, or joint venture between such parties or any of them. No term or provision of any Loan Document shall be construed to confer a benefit upon, or grant a right or privilege to, any Person other than the parties hereto.

SECTION  IV.12.   Execution in Counterparts

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

[SIGNATURE PAGES FOLLOW]


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


THE CONNECTICUT LIGHT AND
POWER COMPANY


By:
Name:
Title:


WESTERN MASSACHUSETTS
ELECTRIC COMPANY


By:
Name:
Title:


CITIBANK, N.A.,
as Administrative Agent


By:
Name:
Title:


The Banks:

Commitment:   $27,916,666.00   CITIBANK, N.A.



By
Name:
Title:





Commitment:   $27,916,666.00   UNION BANK OF CALIFORNIA, N.A.



By
Name:
Title:


Commitment:  $27,916,666.00   BANK ONE, NA


By
Name:
Title:


Commitment:   $27,916,666.00   BARCLAYS BANK PLC



By
Name:
Title:


Commitment:    $28,000,000.00    FLEET NATIONAL BANK



By:
Name:
Title:

Commitment:    $28,000,000.00   TORONTO DOMINION (TEXAS), INC.



By:
Name:
Title:




Commitment:   $25,666,667.00   THE BANK OF NEW YORK



By:
Name:
Title:

Commitment:   $25,666,667.00    THE BANK OF NOVA SCOTIA



By:
Name:
Title:

Commitment:   $25,666,667.00   THE CHASE MANHATTAN BANK



By:
Name:
Title:

Commitment:   $18,666,667.00  BNP PARIBAS



By:
Name:
Title:




By:
Name:
Title:

Commitment:   $18,666,667.00   CIBC, INC.



By:
Name:
Title:

Commitment:     $18,666,667.00      THE INDUSTRIAL BANK OF JAPAN, LIMITED



By:
Name:
Title:

Commitment:    $18,666,667.00      CITIZENS BANK OF MASSACHUSETTS



By:
Name:
Title:




Commitment:  $18,666,667.00    BAYERISCHE HYPO - UND VEREINSBANK AG, NEW YORK
BRANCH



By:
Name:
Title:



By:
Name:
Title:




Commitment:    $12,000,000.00    MELLON BANK, N.A.



By:
Name:
Title:



Total of Commitments:  $350,000,000











                                        SCHEDULE I

                                  APPLICABLE LENDING OFFICES


Name of Bank        Domestic Lending Office        Eurodollar Lending Office

Barclays Bank PLC   75 Wall Street, 11th Floor     75 Wall Street, 11th Floor
                    New York, NY 10265             New York, NY 10265

Citibank, NA        One Court Square               One Court Square
                    7th Floor, Zone 2              7th Floor, Zone 2
                    Long Island City, NY 11120     Long Island City, NY 11120

Bank One, NA         1 Bank One Plaza               1 Bank One Plaza
                     Chicago, IL 60670              Chicago, IL 60670

Union Bank of        445 South Figueroa Street      445 South Figueroa Street
California, N.A.     20th Floor                     20th Floor
                     Los Angeles, CA 90071          Los Angeles, CA 90071


The Bank of New York  One Wall Street               One Wall Street
                      New York, NY  10286           New York, NY  10286

The Bank of Nova Scotia   28 State Street           28 State Street
                          Boston, MA  02109         Boston, MA  02109

CIBC, Inc.              425 Lexington Avenue        Lexington Avenue
                        New York, NY  10017         New York, NY  10017


The Chase Manhattan     270 Park Avenue             270 Park Avenue
Bank                    New York, NY  10017         New York, NY  10017


Fleet National Bank     One Federal Street          One Federal Street
                        Boston, MA  02110           Boston, MA  02110


The Industrial Bank of  1251 Avenue of the          1251 Avenue of the
Japan, Limited          Americas                    Americas
                        New York, NY                New York, NY
                        10020-1104                  10020-1104

Mellon Bank, N.A.      One Mellon Bank Center     One Mellon Bank Center
                       Pittsburgh, PA  15258      Pittsburgh, PA  15258

BNP Paribas            787 Seventh Avenue         787 Seventh Avenue
                       New York, NY  10019        New York, NY  10019

Toronto Dominion
(Texas), Inc.          31 West 52nd Street        31 West 52nd Street
                       New York, NY  10019        New York, NY  10019


Bayerische Hypo- und   150 East 42nd Street      Grand Cayman Branch
Vereinsbank AG, New    New York, NY  10017       c/o New York Branch
York Branch                                      150 East 42nd Street
                                                 New York, NY  10017

Citizens Bank of       28 State Street           28 State Street
Massachusetts          Boston, MA  02109         Boston, MA  02109





SCHEDULE II

PENDING ACTIONS

None.




SCHEDULE III

SUBSIDIARIES

A.   CL&P

1.   CL&P Receivables Corporation
2.   Electric Power Incorporated (inactive)
3.   The Nutmeg Power Company (inactive)
4.   The Connecticut  Steam Company (inactive)
5.   CL&P Capital L.P.

B.   WMECO

None.






                                     TABLE OF CONTENTS                  Page


ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

SECTION  1.01.   Certain Defined Terms
SECTION  1.02.   Computation of Time Periods
SECTION  1.03.   Accounting Terms; Financial Statements
SECTION  1.04.   Computations of Outstandings

ARTICLE II
COMMITMENTS

SECTION  2.01.   The Commitments
SECTION  2.02.   Fees
SECTION  2.03.   Reduction of the Commitments; Borrower Sublimits
SECTION  2.04.   Extension of the Termination Date

ARTICLE III
CONTRACT ADVANCES

SECTION  3.01.   Contract Advances
SECTION  3.02.   Terms Relating to the Making of Contract Advances
SECTION  3.03.   Making of Advances
SECTION  3.04.   Repayment of Advances; Contract Notes
SECTION  3.05.   Interest
SECTION  3.06.   Several Obligations

ARTICLE IV
PAYMENTS

SECTION  4.01.   Payments and Computations
SECTION  4.02.   Prepayments
SECTION  4.03.   Yield Protection
SECTION  4.04.   Sharing of Payments, Etc
SECTION  4.05.   Taxes

ARTICLE V
CONDITIONS PRECEDENT

SECTION  5.01.   Conditions Precedent to Effectiveness
SECTION  5.02.   Conditions Precedent to All Contract Advances.
SECTION  5.03.   Reliance on Certificates

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

SECTION  6.01.   Representations and Warranties of the Borrowers

ARTICLE VII
COVENANTS

SECTION  7.01.   Affirmative Covenants of the Borrowers
SECTION  7.02.   Negative Covenants of the Borrowers
SECTION  7.03.   Financial Covenants of the Borrowers
SECTION  7.04.   Reporting Obligations of the Borrowers
SECTION  7.05   Release of Collateral

ARTICLE VIII
DEFAULTS

SECTION  8.01.   Events of Default
SECTION  8.02.   Remedies Upon Events of Default

ARTICLE IX
THE AGENT

SECTION  9.01.   Authorization and Action
SECTION  9.02.   Administrative Agent's Reliance, Etc.
SECTION  9.03.   Citibank and Affiliates
SECTION  9.04.   Lender Credit Decision
SECTION  9.05.   Indemnification
SECTION  9.06.   Successor Administrative Agent

ARTICLE X
MISCELLANEOUS

SECTION  10.01.   Amendments, Etc.
SECTION  10.02.   Notices, Etc.
SECTION  10.03.   No Waiver of Remedies
SECTION  10.04.   Costs, Expenses and Indemnification
SECTION  10.05.   Right of Set-off
SECTION  10.06.   Binding Effect
SECTION  10.07.   Assignments and Participation
SECTION  10.08.   Confidentiality
SECTION  10.09.   Waiver of Jury Trial
SECTION  10.10.   Governing Law
SECTION  10.11.   Relation of the Parties; No Beneficiary
SECTION  10.12.   Execution in Counterparts


SCHEDULES

Schedule I - Applicable Lending Offices
Schedule II - Pending Actions
Schedule III - Subsidiaries

EXHIBITS

Exhibit 1.01A - Form of Contract Note
Exhibit 1.01B - Form of Collateral Agency Agreement
Exhibit 1.01C - Form of WMECO Mortgage
Exhibit 1.01D - Form of CL&P Mortgage
Exhibit 3.01 - Form of Notice of Contract Borrowing
Exhibit 5.01A - Form of Opinion of Day, Berry & Howard, Counsel to the
Borrowers
Exhibit 5.01B - Form of Opinion of Jeffrey C. Miller, Assistant General Counsel of NUSCO
Exhibit 5.01C - Form of Opinion of King & Spalding, Special New
York Counsel to the Administrative Agent
Exhibit 10.07 - Form of Lender Assignment




















                                                             EXECUTION COPY






                                     CREDIT AGREEMENT

                                Dated as of November 17, 2000

                                          among

                                    THE CONNECTICUT LIGHT
                                      AND POWER COMPANY

                                            and

                                   WESTERN MASSACHUSETTS
                                     ELECTRIC COMPANY
                                      as Borrowers

                                 THE BANKS NAMED HEREIN

                                           and

                                      CITIBANK, N.A.
                                 as Administrative Agent




                                SALOMON SMITH BARNEY, INC.
                               as Arranger and Book Manager



FLEET NATIONAL BANK
as Syndication Agent

TD SECURITIES (USA) INC.
as Documentation Agent

THE BANK OF NEW YORK
THE BANK OF NOVA SCOTIA
and
THE CHASE MANHATTAN BANK
as Co-Agents